                                                   RULE NO. 424(b)(5)
                                                   REGISTRATION NO. 333-33807

         PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED SEPTEMBER 25, 1997

                                 $728,241,524
                                 (approximate)

                               CHEVY CHASE BANK
                              Seller and Servicer


                           CHEVY CHASE BANK, F.S.B.
          MORTGAGE-BACKED PASS-THROUGH CERTIFICATES, SERIES 1997-CCB1
                                    CLASS A

             CREDIT SUISSE FIRST BOSTON MORTGAGE SECURITIES CORP.
                                   Depositor

                                  ----------

The Chevy Chase Bank, F.S.B. Mortgage-Backed Pass-Through Certificates, Series 1997-CCB1 (the "CERTIFICATES") will consist of the Class A Certificates (the
"CLASS   A  CERTIFICATES"),   the   Class  S   Certificates   (the  "CLASS   S
CERTIFICATES") and the Class R-I and Class R-II Certificates (collectively, the "CLASS R CERTIFICATES"). Only the Class A Certificates are offered hereby. It is a condition to their issuance that the Class A Certificates be rated "AAA" by Standard & Poor's Ratings Services ("S&P") and "Aaa" by Moody's Investors Service ("MOODY'S"). The Certificates will evidence in the aggregate the entire beneficial ownership interest in a trust fund (the
  "TRUST FUND") to be created by Credit Suisse First Boston Mortgage Securities Corp. (the "DEPOSITOR"), which will consist primarily of a pool (the "MORTGAGE POOL") of conventional, fully-amortizing, adjustable-rate mortgage loans (the "MORTGAGE LOANS") secured by first liens on one- to four-family, residential real properties and certain other property held in trust for the benefit of the holders of the Certificates (the "CERTIFICATEHOLDERS"). The Mortgage Loans were originated by or acquired by Chevy Chase Bank, F.S.B. ("CHEVY CHASE") or its wholly owned subsidiary B.F. Saul Mortgage Company, and will be sold to the Depositor by Chevy Chase (in such capacity, the "SELLER"). The Mortgage Loans are more fully described under "Description of the Mortgage Loans" herein.

On or before the date of issuance of the Certificates, the Depositor will obtain from MBIA Insurance Corporation (the "INSURER") a certificate guaranty insurance policy (the "POLICY"), which will, subject to its terms, protect the holders of the Class A Certificates against certain shortfalls in the amount available to pay the interest portion of Realized Losses (as described herein), excluding Prepayment Interest Shortfalls (as defined herein) and  shortfalls relating  to  the Civil  Relief Act  (as  defined
   herein)   allocated    to   the   Class   A    Certificates,   and   any
   Overcollateralization Deficit (as defined herein). See "Description of the Certificates--Certificate Guaranty Insurance Policy" herein.

                                    MBIA               (continued on next page.)

  PROSPECTIVE INVESTORS SHOULD CONSIDER THE INFORMATION SET FORTH UNDER "RISK FACTORS" HEREIN ON PAGE S-13 AND IN THE PROSPECTUS ON PAGE 18.

 THE CERTIFICATES WILL  NOT EVIDENCE  A SAVINGS  ACCOUNT OR  DEPOSIT WITH,  OR
  OTHER OBLIGATION OF,  OR INTEREST  IN, AND  ARE NOT  GUARANTEED BY,  CREDIT
   SUISSE FIRST BOSTON MORTGAGE SECURITIES CORP., CHEVY CHASE BANK,  F.S.B.,
    THE TRUSTEE OR ANY  OF THEIR AFFILIATES.  NEITHER THE CERTIFICATES  NOR
     THE UNDERLYING  MORTGAGE  LOANS  ARE INSURED  OR  GUARANTEED  BY  THE
      SAVINGS ASSOCIATION INSURANCE FUND,  THE FEDERAL DEPOSIT  INSURANCE
       CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE  COMMISSION  OR  ANY  STATE SECURITIES  COMMISSION  NOR  HAS  THE
    SECURITIES AND EXCHANGE COMMISSION  OR ANY STATE SECURITIES COMMISSION
     PASSED  UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS  SUPPLEMENT
       OR THE PROSPECTUS TO WHICH IT RELATES. ANY REPRESENTATION TO THE
        CONTRARY IS A CRIMINAL OFFENSE.

                                  ----------

  The Class A Certificates will be offered by Credit Suisse First Boston Corporation (the "UNDERWRITER") from time to time in negotiated transactions, or otherwise, at prices to be determined at the time of sale. The Class A Certificates are being offered by the Underwriter subject to prior sale, when, as and if delivered to and accepted by the Underwriter and subject to certain conditions. For further information with respect to the plan of distribution and any discounts, commissions and profits on resale that may be deemed underwriting discounts or commissions, see "Plan of Distribution" herein. It is expected that the delivery of the Class A Certificates will be made in book-entry form through the facilities of The Depository Trust Company on or about September 29, 1997.

                              CREDIT | FIRST
                              SUISSE | BOSTON

                Prospectus Supplement dated September 29, 1997

(continued from previous page)

Interest and principal, in the amounts set forth herein, will be distributed to Certificateholders on the twenty-fifth day of each month (or, if such day is not a business day, on the following business day), commencing in October,
 1997 (each, a "DISTRIBUTION DATE"). On each Distribution Date, payments on the Class S Certificates will be subordinate to the payment of principal and interest, in the manner described herein, on the Class A Certificates.

  THE YIELD TO INVESTORS IN THE CLASS A CERTIFICATES WILL DEPEND, AMONG OTHER THINGS, ON THE RATE AND TIMING OF PRINCIPAL PAYMENTS (INCLUDING PREPAYMENTS, DEFAULTS AND LIQUIDATIONS) ON THE MORTGAGE LOANS. SEE "CERTAIN YIELD AND PREPAYMENT CONSIDERATIONS" HEREIN.

  There is currently no secondary market for the Class A Certificates. Credit Suisse First Boston Corporation may make a secondary market in the Class A Certificates, but has no obligation to do so. There can be no assurance that any secondary market for the Class A Certificates will develop, or if it does develop, that it will continue.

  One or more elections will be made to treat certain assets in the Trust Fund as a "real estate mortgage investment conduit" (a "REMIC") for federal income tax purposes. The Class A Certificates and the Class S Certificates will constitute "regular interests" in the related REMIC and each class of the Class R Certificates will constitute the sole class of "residual interests" in the related REMIC. See "Certain Federal Income Tax Consequences" herein and in the Prospectus.

  The Class A Certificates will be available to investors only in book-entry form through the facilities of The Depository Trust Company ("DTC"). Beneficial interests in the Class A Certificates will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its participants. Physical certificates for the Class A Certificates will be available only under certain limited circumstances described herein. See "Description of Certificates--Book-Entry Registration" herein.

  THE CLASS A CERTIFICATES OFFERED BY THIS PROSPECTUS SUPPLEMENT CONSTITUTE PART OF A SEPARATE SERIES OF CERTIFICATES BEING OFFERED BY THE DEPOSITOR FROM TIME TO TIME PURSUANT TO ITS PROSPECTUS DATED SEPTEMBER 25, 1997, WHICH ACCOMPANIES THIS PROSPECTUS SUPPLEMENT AND OF WHICH THIS PROSPECTUS SUPPLEMENT FORMS A PART. THE PROSPECTUS CONTAINS IMPORTANT INFORMATION REGARDING THIS OFFERING WHICH IS NOT CONTAINED HEREIN, AND PROSPECTIVE INVESTORS ARE URGED TO READ THE PROSPECTUS AND THIS PROSPECTUS SUPPLEMENT IN FULL. SALES OF THE CLASS A CERTIFICATES MAY NOT BE CONSUMMATED UNLESS THE PURCHASER HAS RECEIVED BOTH THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS.

                                 ------------

  UNTIL NINETY DAYS AFTER THE DATE OF THIS PROSPECTUS SUPPLEMENT, ALL DEALERS EFFECTING TRANSACTIONS IN THE CLASS A CERTIFICATES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS SUPPLEMENT AND A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS SUPPLEMENT AND PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                             AVAILABLE INFORMATION

  The Depositor has filed with the Securities and Exchange Commission (the "COMMISSION") a registration statement (the "REGISTRATION STATEMENT") under the Securities Act of 1933, as amended, with respect to the Class A Certificates. This Prospectus Supplement and the related Prospectus, which form a part of the Registration Statement, omit certain information contained in such Registration Statement pursuant to the Rules and Regulations of the Commission. The Registration Statement can be inspected and copied at the Public Reference Room of the Commission at 450 Fifth Street, N.W., Washington, D.C. and the Commission's regional offices at 7 World Trade Center, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and electronically through the Commission's Electronic Data Gathering, Analysis and Retrieval System at the Commission's web site (http://ww.sec.gov).

                         REPORTS TO CERTIFICATEHOLDERS

  Unless and until Definitive Certificates are issued (which will occur under the limited circumstances described herein), unaudited monthly and unaudited annual reports concerning the Trust will be sent by the Trustee to Cede & Co., as the nominee of DTC and registered holder of the Class A Certificates. So long as the Class A Certificates are in book-entry form, DTC will supply such reports to Beneficial Owners (as defined herein) in accordance with its normal procedures. Such reports will not contain financial information that has been examined and reported upon by an independent or certified public accountant. See "Description of the Certificates--Reports to Certificateholders" in the Prospectus.

  This Prospectus Supplement contains a number of defined terms, the meanings of which are necessary for potential investors to understand in order for them to evaluate an investment in the Class A Certificates. See the "Index of Principal Definitions" in this Prospectus Supplement for the locations of the definitions of certain capitalized terms. See the "Index of Terms" in the Prospectus for the locations of the definitions of capitalized terms not otherwise defined in this Prospectus Supplement.

                                SUMMARY OF TERMS

  The following summary is qualified in its entirety by reference to the detailed information appearing elsewhere in this Prospectus Supplement and in the accompanying Prospectus. Capitalized terms used in this Prospectus Supplement and not defined herein have the meanings ascribed to them in the Prospectus.

Description of the          The Chevy Chase Bank, F.S.B. Mortgage-Backed Pass-
 Certificates.............  Through Certificates, Series 1997-CCB1. The
                            Certificates will be issued pursuant to a Pooling and Servicing Agreement dated as of September 1, 1997 (the "POOLING AND SERVICING AGREEMENT") and will evidence interests in a trust fund (the "TRUST
                            FUND"), the primary assets of which will consist of residential mortgage loans. The Trust Fund will also include (i) the Trust's rights under the Policy and (ii) any property that secured a Mortgage Loan and is acquired by foreclosure or deed in lieu of foreclosure, and certain other related property, as more fully described herein and in the Prospectus.

Certificates Offered......  $728,241,524 (approximate) Certificate Principal
                            Balance (as defined herein) of Class A
                            Certificates. The Certificate Principal Balance of the Class A Certificates will initially equal the aggregate Principal Balance (as defined herein) of the Mortgage Loans as of the Cut-off Date. The Class A Certificates are "SENIOR CERTIFICATES" as described in the Prospectus.

Other Classes of            In addition to the Class A Certificates, the
 Certificates.............  Certificates will include the Class S Certificates and the Class R-I Certificates and Class R-II
                            Certificates (collectively, the "CLASS R
                            CERTIFICATES"), which are not offered hereby. The
                            Class S Certificates will have no principal balance and will be entitled, subject to the priority of payments, to receive monthly the lesser of (i) the Available Distribution Amount after payment of the Class A Interest Distribution Amount and the Class
                            A Principal Distribution Amount and (ii)(A) interest at a rate equal to one-twelfth of 0.70% of the Principal Balance of the Mortgage Loans as of the Due Date immediately preceding the related Due
                            Period, plus (B) certain other amounts, subject to the conditions set forth herein and as more fully described in the Pooling and Servicing Agreement.
                            The Class S Certificates are "SUBORDINATED
                            CERTIFICATES" as described in the Prospectus. The
                            Class R Certificates will have no principal balance.

Depositor.................  Credit Suisse First Boston Mortgage Securities
                            Corp., a Delaware corporation.

Seller and Servicer.......  Chevy Chase Bank, F.S.B. See "Chevy Chase Bank,
                            F.S.B." herein.

Trustee...................  U.S. Bank National Association, a national banking association.

Insurer...................  MBIA Insurance Corporation. See "The Insurer"
                            herein.

Cut-off Date..............  September 1, 1997.

Delivery Date.............  On or about September 29, 1997.

Available Distribution      The "AVAILABLE DISTRIBUTION AMOUNT" for any
 Amount...................  Distribution Date (as defined below) will equal (a)
                            the sum of (i) scheduled payments of principal and interest (net of the Servicing Fee and the Trustee
                            Fee) due on the Mortgage Loans during the related
                            Due Period (as defined below) and received on or prior to the related Determination Date (as defined below), (ii) principal prepayments and other unscheduled collections of principal received during the related Prepayment Period (as defined below), (iii) any Advances (as defined herein) with respect to the Mortgage Loans made by the Servicer for such Distribution Date and (iv) any Insured
                            Payments (as defined herein) payable pursuant to the Policy, less (b) the Insurer Premium Amount (as defined below) and amounts representing reimbursements for previously unreimbursed Insured
                            Payments by the Insurer, Nonrecoverable Advances by the Servicer and certain expenses incurred by the Servicer.

                            The "DUE DATE" for each Mortgage Loan is the first day of each month. The "DUE PERIOD" with respect to any Distribution Date commences on the second day of the month preceding the month in which such Distribution Date occurs and ends on the Due Date in the month in which such Distribution Date occurs. The "PREPAYMENT PERIOD" with respect to any Distribution Date is the month preceding the month in which such Distribution Date occurs. The "DETERMINATION DATE" with respect to any Distribution Date is the 15th day of the month in which such Distribution Date occurs (or, if such day is not a business day, the preceding business day).

Interest Distributions....  Interest on the Certificates will be calculated and payable on the basis of a 360-day year divided into twelve 30-day months. Interest will be passed through to Certificateholders on the twenty-fifth day of each month (or, if such day is not a business day, on the following business day), commencing in October, 1997.

                            On each Distribution Date, holders of the Class A Certificates will be entitled to receive, to the extent of the Available Distribution Amount, distributions allocable to one month's interest in an amount (the "CLASS A INTEREST DISTRIBUTION AMOUNT") equal to (i) one-twelfth of the product of the Certificate Principal Balance of the Class A Certificates immediately preceding such Distribution Date multiplied by a rate (the "CERTIFICATE RATE") equal to the weighted average of the Net Mortgage Rates (as defined herein), weighted by the aggregate Principal Balance of the Mortgage Loans as of the Due Date immediately preceding the related Due Period, minus (ii) the sum of (a) the Insurer Premium Amount, (b) Prepayment Interest Shortfalls (as defined herein), if any, and (c) the amount of any interest that is determined to be uncollectible from Mortgagors pursuant to the Soldiers' and Sailors' Civil Relief Act of 1940, as amended ("CIVIL RELIEF ACT SHORTFALLS") during the related Due Period. Neither the Servicer nor any other entity will be required to pay any compensating interest with respect to such Prepayment Interest Shortfalls or Civil Relief Act Shortfalls.

                            To the extent that any portion of the interest due on the Class A Certificates is not paid on a Distribution Date, such interest will be payable on future Distribution Dates to the extent of available funds, but no additional interest will be paid on such unpaid interest.

                            See "Description of the Certificates--Distributions in Respect of Interest and Principal" herein.

Principal Distributions...  Holders of the Class A Certificates will be entitled to receive a distribution of principal on each Distribution Date, in the amount and priority set forth herein, to the extent of the portion of the related Available Distribution Amount remaining after the Class A Interest Distribution Amount has been distributed on the Class A Certificates.

                            The subordination and cash flow provisions of the Class S Certificates will result in a limited acceleration of the principal payments to the holders of the Class A Certificates; such subordination provisions are described under "Description of the Certificates-- Overcollateralization Provisions" herein. Such subordination provisions have the effect of shortening the weighted average life of the Class A Certificates by increasing the rate at which principal is distributed to the Class A Certificateholders. See "Certain Yield and Prepayment Considerations" herein and "Yield Considerations" and "Maturity and Prepayment Considerations" in the Prospectus.

                            See "Description of Certificates--Distributions in Respect of Interest and Principal" herein.

Certificate Guaranty
 Insurance Policy.........
                            The Insurer will issue the Policy as a means of providing additional credit enhancement to the Class A Certificates. Under the Policy, the Insurer will, subject to the terms of the Policy, pay to the Trustee, for the benefit of the holders of the Class A Certificates, on each Distribution Date, as further described herein, an amount that will equal the sum of (i) any shortfall in the Available Distribution Amount to pay the interest portion of any Realized Loss (as defined herein) (excluding Prepayment Interest Shortfalls and Civil Relief Act Shortfalls) which would otherwise be allocated to the Class A Certificates, and (ii) the Overcollateralization Deficit (as defined herein). The Policy does not guarantee the Class A Certificates any specified rate of prepayments or the payment of the amount of any Realized Loss with respect to a Mortgage Loan on the Distribution Date which immediately follows such Realized Loss unless and only to the extent such loss results in an Overcollateralization Deficit. An
                            Overcollateralization Deficit is equal to the excess of (x) the aggregate outstanding Class A Certificate Principal Balance (after giving effect to all distributions to be made on the related Distribution Date) over (y) the aggregate outstanding Principal Balance of the Mortgage Loans as of the close of business on the related Due Date. A payment by the Insurer under the Policy is referred to herein as an "INSURED PAYMENT". See "Description of the Certificates--Certificate Guaranty Insurance Policy" and "The Insurer" herein.

The Mortgage Loans........  The Mortgage Loans are conventional, fully-
                            amortizing, adjustable-rate Mortgage Loans secured by first liens on one- to four-family, residential real properties.

                            All percentages of the Mortgage Loans described herein are approximate percentages (except as otherwise indicated) of the aggregate Principal Balance of the Mortgage Loans (except as otherwise indicated) as of the Cut-off Date.

                            The Mortgage Loans consist of 2,377 adjustable-rate Mortgage Loans with an aggregate Principal Balance as of the Cut-off Date of approximately $728,241,525. The Mortgage Loans have individual Principal Balances as of the Cut-off Date of at least $42,388 but not more than $1,298,112, with an average Principal Balance as of the Cut- off Date of approximately $306,370, and a term to stated maturity of 30 years, except for 25 Mortgage Loans with a term to stated maturity of 40 years, and a weighted average remaining term to stated maturity of approximately 333 months as of the Cut-off Date. As of the Cut-off Date, the Mortgage Loans bore interest at Mortgage Rates of at least 5.25% per annum but no more than 9.5% per annum, with a weighted average Mortgage Rate of approximately 6.90% per annum. The original Loan-to-Value Ratio of each of the Mortgage Loans was not more than 100%, with a weighted average original Loan-to-Value Ratio of approximately 76.70%. The Mortgage Loans will have different Adjustment Dates, Note Margins and limitations on the Mortgage Rate adjustments, as described herein.

                            The Mortgage Rate on each Mortgage Loan will adjust annually, commencing in some cases after an initial period of years following origination during which the interest rate accruing thereon is fixed, on the Adjustment Date specified in the related Mortgage Note to a rate equal to the sum of the weekly average yield on U.S. Treasury securities adjusted to a constant maturity of one year (the "INDEX"), as further described herein, and the fixed percentage set forth in the related Note (the "NOTE MARGIN"), subject to the limitations described herein. The initial fixed period is three years with respect to approximately 16% of the Mortgage Loans, five years with respect to approximately 47% of the Mortgage Loans, seven years with respect to approximately 3% of the Mortgage Loans and ten years with respect to less than 1% of the Mortgage Loans. The remaining approximately 34% of the Mortgage Loans adjust annually but, at origination, bore an initial annual interest rate which was lower than the applicable rate based on the Index and Note Margin. Because of Periodic Rate Caps, some of these loans continue to bear interest at rates which are lower than the applicable rate based on the Index and Note Margin.

                            The Mortgage Rate effective on any Adjustment Date shall not exceed the maximum rate set forth in the related Mortgage Note and the amount of any increase or decrease on any Adjustment Date shall not exceed the periodic rate cap set forth in the related Mortgage Note, so the Mortgage Rate on any Adjustment Date may not equal the applicable rate based on the Index and Note Margin. The monthly payment on each Mortgage Loan will be adjusted on the Due Date of the month following the month in which any Adjustment Date occurs to the amount necessary to pay interest at the then applicable Mortgage Rate and to fully amortize the outstanding Principal Balance of the Mortgage Loan over its then remaining term to stated maturity.

                            None of the Mortgage Loans will be guaranteed by any governmental agency or instrumentality, the Depositor, Chevy Chase, or any of their respective affiliates or any other person. For a further description of the Mortgage Loans, see "Description of the Mortgage Loans" herein.

Conversion of Mortgage      Approximately 50% of the Mortgage Loans provide
 Loans....................  that, at the option of the related Mortgagors, the adjustable interest rate thereon may be converted to a fixed interest rate, provided that certain conditions have been satisfied. The Servicer will have the right to purchase any Mortgage Loan that has converted if the Servicer so elects, but none of the Servicer, the Seller, the Depositor, the Trustee or any other party will be obligated to purchase any converting Mortgage Loan. Therefore, if the Mortgage Rate on any Mortgage Loan converts to a fixed interest rate and the Servicer does not elect to purchase such Mortgage Loan the Mortgage
                            Loans will then include both fixed-rate and adjustable-rate Mortgage Loans. See "Certain Yield and Prepayment Considerations" herein.

Credit Enhancement........  The credit enhancement provided for the benefit of the holders of the Class A Certificates primarily consists of the subordination and overcollateralization provided by the Class S Certificates, and the Policy, in each case in the manner and to the extent described herein.

                            Subordination and Overcollateralization: On each Distribution Date, payments on the Class S Certificates will be subordinate to the payment of principal and interest, in the amounts described herein, on the Class A Certificates. The subordination and cash flow provisions of the Class S Certificates will result in a limited acceleration of the Class A Certificates relative to the amortization of the Mortgage Loans. This acceleration feature will create overcollateralization equal to the excess of the aggregate Principal Balance of the Mortgage Loans over the aggregate Certificate Principal Balance of the Class A Certificates. Once the required level of overcollateralization is reached, the limited acceleration of the Class A Certificates relative to the amortization of the Mortgage Loans will cease, unless necessary to maintain the required level of overcollateralization.

                            Pursuant to the Pooling and Servicing Agreement, the required level of overcollateralization may increase or decrease from time to time. An increase would result in a temporary period of accelerated principal distributions to the Class A Certificates with the effect of increasing overcollateralization to its required level; a decrease would result in a temporary period of decelerated principal distributions with the effect of reducing overcollateralization to its required level. See "Description of the Certificates-- Overcollateralization Provisions" herein.

                            The Certificate Guaranty Insurance Policy: The Class A Certificates will be entitled to the benefit of the Policy to be issued by the Insurer, which, subject to its terms, will protect the holders of the Class A Certificates against any shortfall in the Available Distribution Amount to pay the interest portion of Realized Losses (excluding Prepayment Interest Shortfalls and Civil Relief Act Shortfalls) which would otherwise be allocated to the Class A Certificates, and any Overcollateralization Deficit. See "Description of the Certificates--Certificate Guaranty Insurance Policy" herein.

Yield and Maturity          The yield to maturity on the Class A Certificates
 Considerations...........  will be sensitive to the rate and timing of principal payments (including prepayments, defaults and liquidations) on the Mortgage Loans, and may fluctuate significantly from time to time. Since the Mortgage Rates on the Mortgage Notes will be based on the Index (which may not rise and fall consistently with prevailing mortgage rates) plus the related Note Margin (which may be different from the prevailing margins on other mortgage loans), and may be limited by the Maximum Mortgage
                            Rate, Minimum Mortgage Rate and Periodic Rate Caps, the Mortgage Rates on the Mortgage Loans at any time may not equal the prevailing rates for other adjustable rate mortgage loans and the rate of prepayment may be lower or higher than would otherwise be anticipated. In addition, to the extent that any Mortgagor converts the Mortgage
                            Rate on a Mortgage Loan to a fixed rate and the Servicer does not elect to purchase such Mortgage
                            Loan, the yield to investors may be adversely affected to the extent such Mortgage Rate reduces the interest rate on the Class A Certificates from the level that would otherwise be in effect. In addition, to the extent that Prepayment Interest
                            Shortfalls or Civil Relief Act Shortfalls occur, such shortfalls will adversely affect the yield to investors in the Class A Certificates.

                            In general, if a Class A Certificate is purchased at a premium and principal distributions thereon occur at a rate faster than anticipated at the time of purchase, the investor's actual yield to maturity will be lower than that assumed at the time of purchase. Conversely, if a Class A Certificate is purchased at a discount and principal distributions thereon occur at a rate slower than that assumed at the time of purchase, the investor's actual yield to maturity will be lower than that assumed at the time of purchase. See "Certain Yield and Prepayment Considerations" herein and "Yield Considerations" and "Maturity and Prepayment Considerations" in the Prospectus.

                            The yield on the Class A Certificates will be less than the yield that would otherwise be produced by the Certificate Rate minus the Insurer Premium Amount and the applicable purchase price because distributions of interest in respect of any month will be made on the twenty-fifth day of the following month or, if such day is not a Business Day, then the next succeeding Business Day. See "Yield Considerations" in the Prospectus.

Servicing Fee.............  The Servicer will be entitled to receive each month a servicing fee (the "SERVICING FEE") equal to one-twelfth of 0.375% per annum (the "SERVICING FEE RATE") on the Principal Balance of each Mortgage Loan as compensation for servicing the Mortgage Loans.

Trustee Fee...............  The Trustee will be entitled to receive each month a fee (the "TRUSTEE FEE") equal to one-twelfth of 0.0032% per annum (the "TRUSTEE FEE RATE") on the Principal Balance of each Mortgage Loan as compensation for acting as trustee of the Trust Fund under the Pooling and Servicing Agreement.

Advances..................  The Servicer will be obligated to advance delinquent installments of principal and interest on each Mortgage Loan (net of the related Servicing
                            Fee) at any time prior to the commencement of foreclosure proceedings with respect to such Mortgage Loan, but only to the extent the Servicer believes that the amount advanced will be recoverable from subsequent payments or collections (including insurance proceeds and liquidation proceeds net of liquidation expenses) in respect of the related Mortgage Loan. See "Servicing-- Advances" herein.

Prepayment Interest         In the event of a prepayment, in whole or in part,
 Shortfalls...............  of a Mortgage Loan on any day other than the last day of a Prepayment Period, the Mortgagor will be required to pay interest on the amount prepaid only to the date of such prepayment and not thereafter.
                            Neither the Servicer nor any other entity will be required to pay any amounts in excess of the amount of interest paid by the Mortgagor in connection with such prepayment. The amount by which one month's interest exceeds the amount of interest paid by the Mortgagor in connection with such prepayment (the "PREPAYMENT INTEREST SHORTFALL") will not be covered by the Policy and will be allocated to the Class A Certificates as described above under "--Interest Distributions."

Civil Relief Act            The Soldiers' and Sailors' Civil Relief Act of
 Shortfalls...............  1940, as amended (the "CIVIL RELIEF ACT") limits the amount of interest that may be charged to a Mortgagor who enters military service after the origination of such Mortgagor's Mortgage Loan.
                            Shortfalls in the collection of interest due to the application of the Civil Relief Act will not be covered by the Policy and will be allocated to the Class A Certificates as described above under "--
                            Interest Distributions". See "Certain Legal Aspects of the Mortgage Loans and Contracts--Soldiers' and Sailors' Relief Act" in the Prospectus.

Record Date...............  The Record Date for each distribution of principal and interest on the Certificates is the last business day of the month preceding the month in which the applicable Distribution Date occurs.

Certificate                 The Class A Certificates will be represented by one
 Registration.............  or more certificates registered in the name of Cede
                            & Co., as nominee of DTC. No beneficial owner will be entitled to receive a Class A Certificate in fully registered, certificated form (a "DEFINITIVE
                            CERTIFICATE"), except under the limited
                            circumstances described herein. See "Description of the Certificates--Book-Entry Registration" herein.

Optional Termination......  The Trust Fund may be terminated and the
                            Certificates retired on any Distribution Date on or after the date on which the aggregate Principal Balance of the Mortgage Loans has been reduced below 5% of the aggregate Principal Balance of the Mortgage Loans as of the Cut-off Date pursuant to procedures described herein. See "Description of the Certificates--Optional Termination" herein.

Representations and         Chevy Chase will have made certain limited
 Warranties...............  representations and warranties as to the status of the mortgages securing the Mortgage Loans, the payment status of the Mortgage Loans and certain other information described herein. In the event that any such representation or warranty is breached in respect of any Mortgage Loan in a manner that materially and adversely affects the interests of Certificateholders or the Insurer and is not thereafter cured, Chevy Chase will be required to purchase such Mortgage Loan from the Trust Fund, or, during certain specified periods after the date of issuance of the Certificates, at its option and subject to certain conditions, to substitute a qualifying mortgage loan or loans in place of the affected Mortgage Loan. See
                            "Description of Certificates--Repurchase or
                            Substitution of Mortgage Loans" herein.

Certain Federal Income
 Tax Consequences.........
                            Two separate REMIC elections will be made with respect to the Trust Fund for federal income tax purposes. Upon the issuance of the Certificates, Orrick, Herrington & Sutcliffe LLP, counsel to the Depositor, will deliver its opinion generally to the effect that, assuming compliance with all provisions of the Pooling and Servicing Agreement, for federal income tax purposes, REMIC I and REMIC II will each qualify as a REMIC under Sections 860A through 860G of the Code.

                            The assets of REMIC I will consist of the Mortgage Loans, any property received from foreclosure proceedings, such assets as from time to time are deposited in the Custodial Account and in the Certificate Account, any hazard or other insurance policies with respect to the Mortgage Loans and any proceeds of such policies. For federal income tax purposes, (i) the separate non-certificated regular interests in REMIC I will be the "regular interests" in REMIC I and will constitute the assets of REMIC II, (ii) the Class R-I Certificates will be the sole class of "residual interests" in REMIC I, (iii) the Class A and Class S Certificates will be the "regular interests" in, and generally will be treated as debt obligations of, REMIC II, and (iv) the Class R-II Certificates will be the sole class of "residual interests" in REMIC II.

                            For further information regarding the federal income tax consequences of investing in the Class A Certificates, see "Certain Federal Income Tax Consequences" herein and in the Prospectus.

Legal Investment..........  Upon issuance, the Class A Certificates will constitute "mortgage related securities" for purposes of the Secondary Mortgage Market Enhancement Act of 1984 ("SMMEA") for so long as they are rated in one of the two highest rating categories by at least one nationally recognized statistical rating agency. Accordingly, the Class A Certificates will be legal investments for certain entities to the extent provided in SMMEA. See "Legal Investment" in the Prospectus.

ERISA Considerations......  Any Plan fiduciary or other investor that proposes to use Plan Assets to effect the purchase and holding of the Offered Certificates should consult with its legal counsel with respect to the potential applicability to such investment of the fiduciary responsibility and prohibited transaction provisions of ERISA and Section 4975 of the Code. See "ERISA Considerations" herein and in the Prospectus. The United States Department of Labor has issued an individual prohibited transaction exemption to Credit Suisse First Boston Corporation, which generally exempts from the application of certain of the prohibited transaction provisions of Section 406 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the excise taxes and civil penalties imposed on such prohibited transactions by Section 4975(a) and (b) of the Code and Section 502(i) and (l) of ERISA, transactions relating to the purchase, sale and holding of certificates underwritten by the Underwriter, such as the Class A Certificates, and the servicing and operation of asset pools such as the Mortgage Pool, provided that certain conditions are satisfied. See "ERISA Considerations" herein and in the Prospectus.

Ratings...................  It is a condition to their issuance that the Class
                            A Certificates be rated "AAA" by S&P and "Aaa" by Moody's. Such ratings are based upon the claims paying ability of the Insurer. A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by the assigning rating agency. In addition, a security rating does not address the frequency of prepayments of Mortgage Loans, or the corresponding effect on yield to investors. See "Certain Yield and Payment Considerations" herein.

                                 RISK FACTORS

  Prospective investors should consider, in addition to the factors described in the accompanying Prospectus, the following additional risk factors in connection with a purchase of the Class A Certificates.

YIELD AND PREPAYMENT RISKS

  The weighted average life of the Class A Certificates will be affected by the rate of principal payments (including prepayments) of the Mortgage Loans. All of the Mortgage Loans may be prepaid in whole or in part at any time. Certain of the Mortgage Notes contain terms requiring payment of a penalty by the Mortgagor in the event the Mortgage Loan is prepaid in full. The prepayment experience on the Mortgage Loans may be affected by a wide variety of factors, including general economic conditions, interest rates, the availability of alternative financing and homeowner mobility. In addition, a substantial portion of the Mortgage Loans contain due-on-sale provisions; the Servicer generally will enforce such provisions unless such enforcement is not permitted by applicable law, the permissibility of enforcement is in doubt, or such enforcement would materially and adversely affect the interests of Certificateholders or the Insurer. See "Certain Legal Aspects of the Mortgage Loans and Contracts--Enforcement of "Due-on-Sale" Clauses; Realization on Defaulted Contracts" in the Prospectus. In addition, prepayments may result from liquidations due to default, the receipt of Insurance Proceeds, repurchases by the Seller as a result of certain breaches of representations and warranties made by the Seller in the Pooling and Servicing Agreement or the exercise by the Seller of its option to repurchase any Convertible Mortgage Loan upon its conversion to a fixed-rate loan or its option to purchase all of the outstanding Mortgage Loans in the Mortgage Pool pursuant to the optional termination provision in the Pooling and Servicing Agreement.

  As a result of the interaction of the foregoing factors, it may be difficult to predict the weighted average life of, and the resulting yield to maturity on, the Class A Certificates. None of the Depositor, the Seller, the Servicer, the Trustee, the Insurer or the Underwriter makes any representation as to the weighted average life of, or yield to maturity on, the Certificates.

INSOLVENCY-RELATED MATTERS

  Transfer of Mortgage Loans. The Seller intends that the transfer of all of the Seller's right, title and interest in the Mortgage Loans to the Depositor be treated as a sale by the Seller to the Depositor and, accordingly, that such Mortgage Loans neither be included in the assets of the Seller in the event of the appointment of a receiver or conservator for the Seller nor be available to the creditors of the Seller. In the event of an insolvency of the Seller, however, it is possible that a receiver or a conservator for, or a creditor of, the Seller may assert that the transaction between the Seller and the Depositor was a pledge of each such Mortgage Loan in connection with a borrowing by the Seller, rather than a sale. The Seller will cause the Mortgage Loans to be assigned to the Depositor, and by the Depositor to the Trustee for the benefit of the Certificateholders and the Insurer. In addition, the Seller will deliver or cause to be delivered to the Depositor, and by the Depositor to the Trustee, each Mortgage Note endorsed to the order of the Trustee, each Mortgage with evidence of recording indicated thereon (except for any Mortgage not returned from the public recording office, in which case the Seller will deliver a copy of such Mortgage together with a certificate to the effect that the original of such Mortgage was delivered to such recording office) and an assignment of the Mortgage in recordable form. Assignments of the Mortgage Loans by the Seller to the Depositor, and by the Depositor to the Trustee, will be recorded in the appropriate public office for real property records. If the transfer by the Seller to the Depositor of the Mortgage Loans is deemed to be a grant to the Depositor of a security interest in the Mortgage Loans, the Depositor should have a perfected security interest in the Mortgage Loans. If a receiver or conservator were appointed for the Seller, certain administrative expenses of the receiver or conservator may have priority over the Depositor's (and therefore, the Certificateholders') right, title and interest in the Mortgage Loans. For so long as the Seller is the Servicer, cash collections on the Mortgage Loans may be held by the Seller and commingled with its funds until transferred to the Custodial Account or Certificate Account, and in an insolvency proceeding or receivership or conservatorship of the Seller, the Depositor (and therefore, the Certificateholders) may not have a perfected interest in such commingled collections.

  Certain Matters Related to Receivership. To the extent that the Seller's transfer of the Mortgage Loans to the Depositor is deemed to constitute the creation of a security interest in the Mortgage Loans in favor of the Depositor, and to the extent such security interest was validly perfected before the Seller's insolvency and was not taken in contemplation of insolvency of the Seller, or with the intent to hinder, delay or defraud the Seller or the creditors of the Seller, the Federal Deposit Insurance Act ("FDIA"), as amended by the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended ("FIRREA"), provides that such security interest should not be subject to avoidance by the Federal Deposit Insurance Corporation (the "FDIC"), as receiver or conservator for the Seller. Positions taken by the FDIC staff prior to the passage of FIRREA do not suggest that the FDIC, as receiver or conservator for the Seller, would interfere with the timely transfer to the Depositor of payments collected on the related Mortgage Loans. If, however, the FDIC were to assert a contrary position, such as requiring the Depositor or the Trustee to establish its right to those payments by submitting to and completing the administrative claims procedure under the FDIA, or the conservator or receiver for the Seller were to request a stay of proceedings with respect to the Seller, as provided under the FDIA, delays in payments to the Depositor, and, therefore, on the Certificates and possible reductions in the amount of those payments could occur. In addition, the FDIC, if it were appointed as receiver or conservator for the Seller, would also have the power under the FDIA to repudiate contracts, including the Seller's obligations under the Pooling and Servicing Agreement to repurchase certain Mortgage Loans. In addition, in the case of an Event of Default relating to the receivership, conservatorship or insolvency of the Servicer, the receiver or conservator may have the power either to terminate the Servicer and replace it with a successor Servicer or to prevent the termination of the Servicer and its replacement with a successor Servicer if no Event of Default exists other than the receivership, conservatorship or insolvency of the Servicer.

                       DESCRIPTION OF THE MORTGAGE LOANS

GENERAL

  The Depositor will acquire the Mortgage Loans from Chevy Chase and will cause the Mortgage Loans to be assigned to U.S. Bank National Association, as trustee (the "TRUSTEE"). Chevy Chase, in its capacity as servicer (the "SERVICER"), will service the Mortgage Loans pursuant to a Pooling and Servicing Agreement, dated as of September 1, 1997 (the "POOLING AND SERVICING AGREEMENT"), among the Depositor, Chevy Chase, as Seller and Servicer, and the Trustee. See "The Trust Fund--The Mortgage Pools" in the Prospectus.

DESCRIPTION OF THE MORTGAGE LOANS

  The description of the Mortgage Loans set forth in this Prospectus Supplement is based on the characteristics of the Mortgage Loans as of the Cut-off Date. Unless the context otherwise requires, all percentages used herein are based on the aggregate Principal Balance of the Mortgage Loans as of the Cut-off Date.

  Each Mortgage Loan, at the time of origination, was represented by the related Mortgagor to be owner-occupied. As of the Cut-off Date, 1.25% of the Mortgage Loans are more than 30 days but 60 days or less delinquent in scheduled payments of principal and interest. No Mortgage Loan provides for deferred interest or negative amortization. The Mortgage Loans were originated by or acquired by Chevy Chase or its wholly owned subsidiary, B.F. Saul Mortgage Company, in the normal course of its business and will be purchased by the Depositor from Chevy Chase.

  The Mortgage Loans consist of 2,377 adjustable-rate Mortgage Loans, with an aggregate Principal Balance as of the Cut-off Date of approximately $728,241,525 and original terms to stated maturity of not more than 30 years, except for 25 Mortgage Loans with original terms to stated maturity of not more than 40 years. The Mortgage Loans had individual Principal Balances as of the Cut-off Date of at least $42,388 but not more than $1,298,112, with an average Principal Balance as of the Cut-off Date of approximately $306,370. The Mortgage Loans have a weighted average remaining term to stated maturity of approximately 333 months as of the Cut-off Date. As of the Cut-off Date, the Mortgage Loans bore interest at Mortgage Rates of at least 5.25% per annum but no more than 9.5% per annum, with a weighted average Mortgage Rate of approximately 6.90% per annum. The original Loan-to-Value Ratio of each of the Mortgage Loans was not more than 100%, with a weighted average original Loan-to-Value Ratio of approximately 76.70%.

  The Mortgage Rates on the Mortgage Loans will adjust annually, commencing after a fixed period, on the Adjustment Date specified in the related Mortgage Note to a rate equal to the sum (rounded as specified in the related Mortgage
Note) of the weekly average yield on U.S. Treasury securities adjusted to a constant maturity of one year as published by the Federal Reserve Board in Statistical Release H.15 (519) (the "INDEX") and a fixed percentage set forth in the related Mortgage Note (the "NOTE MARGIN"), subject to the limitation that the Mortgage Rate will not exceed the maximum Mortgage Rate as specified in the related Mortgage Note and any increase or decrease on any Adjustment Date will be limited by the amount set forth in the related Mortgage Note (the "PERIODIC RATE CAP"). With respect to 788 Mortgage Loans, representing approximately 34% of the Mortgage Loans, the Mortgage Rate will adjust annually commencing approximately one year after origination (the "ONE YEAR FIXED PERIOD MORTGAGE LOANS"); (ii) with respect to 356 Mortgage Loans, representing approximately 16% of the Mortgage Loans, the Mortgage Rate will adjust annually commencing approximately three years after origination (the "THREE YEAR FIXED PERIOD MORTGAGE LOANS"); (iii) with respect to 1,151 Mortgage Loans, representing approximately 47% of the Mortgage Loans, the Mortgage Rate will adjust annually commencing approximately five years after origination (the "FIVE YEAR FIXED PERIOD MORTGAGE LOANS"); (iv) with respect to 71 Mortgage Loans, representing approximately 3% of the Mortgage Loans, the Mortgage Rate will adjust annually commencing approximately seven years after origination (the "SEVEN YEAR FIXED PERIOD MORTGAGE LOANS"); and (v) with respect to 11 Mortgage Loans, representing less than 1% of the Mortgage Loans, the Mortgage Rate will adjust annually commencing approximately ten years after origination (the "TEN YEAR FIXED PERIOD MORTGAGE LOANS").

  The monthly payment on each Mortgage Loan will be adjusted on the Due Date of the month following the month in which the related Adjustment Date occurs (subject to the related Periodic Rate Cap, as described in the related Mortgage Note) to equal the amount necessary to pay interest at the then-applicable Mortgage Rate and to fully amortize the outstanding Principal Balance of such Mortgage Loan over its then remaining term to stated maturity. As of the Cut-off Date, less than 13.13% of the Mortgage Loans had reached their first Adjustment Date. Due to application of the Periodic Rate Cap, the Mortgage Rate on a Mortgage Loan may be less than the sum of the Index and Note Margin, even following the Adjustment Date for such Mortgage Loan. The Mortgage Loans will have various Adjustment Dates, Note Margins and limitations on the Mortgage Rate adjustments, as described below.

  The Mortgage Rate on a Mortgage Loan may not exceed the maximum Mortgage Rate (the "MAXIMUM MORTGAGE RATE") or be less than the minimum Mortgage Rate (the "MINIMUM MORTGAGE RATE") specified for such Mortgage Loan in the related Mortgage Note. The Minimum Mortgage Rate for each Mortgage Loan is equal to the Note Margin. As of the Cut-off Date, the Minimum Mortgage Rates on the Mortgage Loans ranged from 2.375% to 3.625%, with a weighted average Minimum Mortgage Rate of 2.96%. As of the Cut-off Date, the Maximum Mortgage Rates on the Mortgage Loans ranged from 10.25% to 16.75%, with a weighted average Maximum Mortgage Rate of 12.91%.

  The tables below set forth certain additional statistical characteristics of the Mortgage Loans as of the Cut-off Date, unless otherwise indicated.

                     DISTRIBUTION OF CURRENT MORTGAGE RATES

 RANGE OF CURRENT                NUMBER OF        AGGREGATE      % OF AGGREGATE
  MORTGAGE RATES               MORTGAGE LOANS PRINCIPAL BALANCE PRINCIPAL BALANCE
 ----------------              -------------- ----------------- -----------------
  5.01% - 5.50%...............         6       $  1,318,468.15         0.18%
  5.51% - 6.00%...............        77         25,745,575.49         3.53
  6.01% - 6.50%...............       887        275,533,183.94        37.83
  6.51% - 7.00%...............       564        169,021,101.50        23.21
  7.01% - 7.50%...............       372        115,611,446.88        15.88
  7.51% - 8.00%...............       261         83,507,818.75        11.47
  8.01% - 8.50%...............       150         40,913,832.77         5.62
  8.51% - 9.00%...............        58         15,589,689.38         2.14
  9.01% - 9.50%...............         2          1,000,407.80         0.14
                                   -----       ---------------       ------
    Total.....................     2,377       $728,241,524.66       100.00%*

--------
* Percentages may not add to 100% due to rounding.

As of the Cut-off Date, the weighted average Mortgage Rate on the Mortgage Loans was 6.90% per annum.

                DISTRIBUTION OF MORTGAGE LOAN PRINCIPAL BALANCES

RANGE OF CUT-OFF DATE               NUMBER OF        AGGREGATE      % OF AGGREGATE
 PRINCIPAL BALANCES              MORTGAGE LOANS PRINCIPAL BALANCE PRINCIPAL BALANCE
---------------------            -------------- ----------------- -----------------
    Up to $50,000.00............         1       $     42,387.57         0.01
    $50,000.01 - $100,000.00....         6            472,434.12         0.06
    $100,000.01 - $150,000.00...         7            812,046.69         0.11
    $150,000.01 - $200,000.00...        23          4,319,618.65         0.59
    $200,000.01 - $250,000.00...       900        205,094,257.68        28.16
    $250,000.01 - $300,000.00...       579        158,752,249.65        21.80
    $300,000.01 - $350,000.00...       324        104,668,191.38        14.37
    $350,000.01 - $400,000.00...       195         73,327,323.25        10.07
    $400,000.01 - $450,000.00...       107         45,664,607.78         6.27
    $450,000.01 - $500,000.00...        84         40,044,593.26         5.50
    $500,000.01 - $550,000.00...        41         21,708,648.81         2.98
    $550,000.01 - $600,000.00...        36         20,619,547.80         2.83
    $600,000.01 - $650,000.00...        25         15,624,717.83         2.15
    $650,000.01 - $700,000.00...        21         14,206,915.90         1.95
    $700,000.01 - $750,000.00...        12          8,709,842.93         1.20
    Over $750,000.00............        16         14,174,141.36         1.95
                                     -----       ---------------       ------
      Total.....................     2,377       $728,241,524.66       100.00%*

--------
* Percentages may not add to 100% due to rounding.

As of the Cut-off Date, the average Principal Balance of the Mortgage Loans was approximately $306,370.

                    DISTRIBUTION OF MORTGAGED PROPERTY TYPES

                               NUMBER OF        AGGREGATE      % OF AGGREGATE
PROPERTY TYPE                MORTGAGE LOANS PRINCIPAL BALANCE PRINCIPAL BALANCE
-------------                -------------- ----------------- -----------------
Single-Family Detached......     2,155       $666,286,487.13        91.49
Condominium.................        47         13,391,733.31         1.84
Townhouse...................       169         46,854,241.85         6.43
Duplex......................         6          1,709,062.37         0.24
                                 -----       ---------------       ------
  Total.....................     2,377       $728,241,524.66       100.00%*

--------
* Percentages may not add to 100% due to rounding.

                     DISTRIBUTION OF MORTGAGE LOAN PURPOSE

                               NUMBER OF        AGGREGATE      % OF AGGREGATE
PURPOSE                      MORTGAGE LOANS PRINCIPAL BALANCE PRINCIPAL BALANCE
-------                      -------------- ----------------- -----------------
Refinancing.................     1,082       $348,285,674.97        47.83
Purchase....................     1,063        302,376,844.57        41.52
Cash-Out Refinancing........       232         77,579,005.12        10.65
                                 -----       ---------------       ------
  Total.....................     2,377       $728,241,524.66       100.00%*

--------
* Percentages may not add to 100% due to rounding.

                GEOGRAPHIC DISTRIBUTION OF MORTGAGED PROPERTIES

                               NUMBER OF        AGGREGATE      % OF AGGREGATE
STATE                        MORTGAGE LOANS PRINCIPAL BALANCE PRINCIPAL BALANCE
-----                        -------------- ----------------- -----------------
Connecticut.................         5       $  1,821,386.00         0.25
Delaware....................         1            247,751.10         0.03
Florida.....................         3          1,271,508.24         0.17
Georgia.....................        26          8,854,622.29         1.22
Illinois....................         2            538,033.83         0.07
Maryland....................     1,056        321,195,991.90        44.11
Massachusetts...............        11          4,046,112.86         0.56
New Hampshire...............         1            220,812.32         0.03
New Jersey..................        39         13,780,177.82         1.89
New York....................         8          3,029,477.96         0.42
North Carolina..............       117         36,051,285.32         4.95
Ohio........................         2            529,368.82         0.07
Pennsylvania................        13          5,062,202.12         0.69
South Carolina..............        16          5,254,341.99         0.72
Texas.......................         3          1,378,626.77         0.19
Virginia....................       764        225,792,914.63        31.01
Washington, DC..............       310         99,166,910.69        13.62
                                 -----       ---------------       ------
  Total.....................     2,377       $728,241,524.66       100.00%*

--------
* Percentages may not add to 100% due to rounding.

                 DISTRIBUTION OF INITIAL FIXED PERIOD LENGTHS

                               NUMBER OF        AGGREGATE      % OF AGGREGATE
FIXED PERIOD LENGTH          MORTGAGE LOANS PRINCIPAL BALANCE PRINCIPAL BALANCE
-------------------          -------------- ----------------- -----------------
One Year Fixed Period.......       788       $249,336,234.65        34.24
Three Year Fixed Period.....       356        114,505,749.29        15.72
Five Year Fixed Period......     1,151        339,688,308.43        46.65
Seven Year Fixed Period.....        71         21,334,645.84         2.93
Ten Year Fixed Period.......        11          3,376,586.45         0.46
                                 -----       ---------------       ------
  Total.....................     2,377       $728,241,524.66       100.00%*

--------
* Percentages may not add to 100% due to rounding.

                       DISTRIBUTION OF PERIODIC RATE CAP

PERIODIC
  RATE                            NUMBER OF        AGGREGATE      % OF AGGREGATE
  CAP                          MORTGAGE LOANS PRINCIPAL BALANCE PRINCIPAL BALANCE
--------                       -------------- ----------------- -----------------
  1.000%......................         2       $    520,434.20         0.07
  2.000%......................     2,236        683,294,999.40        93.83
  3.000%......................       139         44,426,091.06         6.10
                                   -----       ---------------       ------
    Total.....................     2,377       $728,241,524.66       100.00%*

--------
* Percentages may not add to 100% due to rounding.

            DISTRIBUTION OF NOTE MARGINS AND MINIMUM MORTGAGE RATES

  RANGE OF                       NUMBER OF        AGGREGATE      % OF AGGREGATE
NOTE MARGINS                   MORTGAGE LOANS PRINCIPAL BALANCE PRINCIPAL BALANCE
------------                   -------------- ----------------- -----------------
  2.01% - 2.50%...............         1       $    268,364.75         0.04
  2.51% - 3.00%...............     2,222        689,660,271.00        94.70
  3.01% - 3.50%...............       152         37,868,341.44         5.20
  3.51% - 4.00%...............         2            444,547.47         0.06
                                   -----       ---------------       ------
    Total.....................     2,377       $728,241,524.66       100.00%*

--------
* Percentages may not add to 100% due to rounding.

As of the Cut-off Date, the weighted average Note Margin and Minimum Mortgage Rate on the Mortgage Loans was approximately 2.96% per annum.

               DISTRIBUTION OF REMAINING TERM TO STATED MATURITY

RANGE OF                         NUMBER OF        AGGREGATE      % OF AGGREGATE
 MONTHS                        MORTGAGE LOANS PRINCIPAL BALANCE PRINCIPAL BALANCE
--------                       -------------- ----------------- -----------------
  0 - 249.....................        18       $  5,670,641.33         0.78
  250 - 299...................       117         30,966,643.75         4.25
  300 - 349...................     1,330        391,533,990.13        53.76
  350 - 399...................       906        298,065,698.30        40.93
  400 - 449...................         6          2,004,551.15         0.28
                                   -----       ---------------       ------
    Total.....................     2,377       $728,241,524.66       100.00%*

--------
* Percentages may not add to 100% due to rounding.

As of the Cut-off Date, the weighted average remaining term to stated maturity for the Mortgage Loans was approximately 333 months.

                    DISTRIBUTION OF MAXIMUM MORTGAGE RATES

   RANGE OF                    NUMBER OF        AGGREGATE      % OF AGGREGATE
 MAXIMUM RATES               MORTGAGE LOANS PRINCIPAL BALANCE PRINCIPAL BALANCE
 -------------               -------------- ----------------- -----------------
 10.01% - 11.00%............         5       $    999,514.67         0.14
 11.01% - 12.00%............        55         18,015,103.22         2.47
 12.01% - 13.00%............     1,432        440,186,756.60        60.45
 13.01% - 14.00%............       754        232,742,860.27        31.96
 14.01% - 15.00%............       123         33,698,950.46         4.63
 15.01% - 16.00%............         7          2,343,844.18         0.32
 16.01% - 17.00%............         1            254,495.26         0.03
                                 -----       ---------------       ------
   Total....................     2,377       $728,241,524.66       100.00%*

--------
* Percentages may not add to 100% due to rounding.

As of the Cut-off Date, the weighted average Maximum Mortgage Rate of the Mortgage Loans was approximately 12.91% per annum.

                 DISTRIBUTION OF ORIGINAL LOAN-TO-VALUE RATIOS

   RANGE OF
   LOAN-TO-                    NUMBER OF        AGGREGATE      % OF AGGREGATE
 VALUE RATIOS                MORTGAGE LOANS PRINCIPAL BALANCE PRINCIPAL BALANCE
 ------------                -------------- ----------------- -----------------
Up to 50.00%................       100       $ 33,168,540.09         4.55
50.01% - 55.00%.............        57         17,697,637.13         2.43
55.01% - 60.00%.............        92         33,009,200.20         4.53
60.01% - 65.00%.............        62         21,084,465.84         2.90
65.01% - 70.00%.............       141         52,893,000.08         7.26
70.01% - 75.00%.............       344        117,432,986.20        16.13
75.01% - 80.00%.............       838        265,249,808.68        36.42
80.01% - 85.00%.............        60         16,638,648.45         2.29
85.01% - 90.00%.............       401        105,156,818.81        14.44
90.01% - 95.00%.............       279         65,116,717.68         8.94
95.01% - 100.00%............         3            793,701.50         0.11
                                 -----       ---------------       ------
  Total.....................     2,377       $728,241,524.66       100.00%*

--------
* Percentages may not add to 100% due to rounding.

  The weighted average Loan-to-Value Ratio at origination of the Mortgage Loans was approximately 76.70%.

  Less than 1% of the Mortgage Loans contain terms requiring the payment of a penalty by the Mortgagor in the event such Mortgage Loan is prepaid prior to its maturity.

THE INDEX

  The "INDEX" with respect to each Mortgage Loan is the weekly average yield on U.S. Treasury securities adjusted to a constant maturity of one year as published by the Federal Reserve Board in Statistical Release No. H.15 (519) or any similar publication, or if not so published, as reported by any Federal Reserve Bank or by any U.S. Government department or agency and made available to the Servicer as of a date prior to each Adjustment Date for such Mortgage Loan as specified in the Mortgage Note. Should the Index not be published or become otherwise unavailable, the Servicer will select a comparable alternative index reasonably acceptable to the Trustee.

  The following table sets forth the monthly averages of the Index for each of the last five calendar years or portions thereof, based on information published by the Federal Reserve Board in Statistical Release No. H.15 (519). Such monthly averages are not necessarily indicative of the Index on any given date in the relevant month since significant week-to-week fluctuations in the Index may occur in any month as well as over longer periods. In addition, such monthly averages do not purport to be a prediction of the value of the Index on any Adjustment Date or for the lives of the Mortgage Loans.

 MONTH                                            1997  1996  1995  1994  1993
 -----                                            ----  ----  ----  ----  ----
January.......................................... 5.61% 5.09% 7.05% 3.54% 3.50%
February......................................... 5.53% 4.94% 6.70% 3.87% 3.39%
March............................................ 5.80% 5.34% 6.43% 4.32% 3.33%
April............................................ 5.99% 5.54% 6.27% 4.82% 3.24%
May.............................................. 5.87% 5.64% 6.00% 5.31% 3.36%
June............................................. 5.69% 5.81% 5.64% 5.27% 3.54%
July............................................. 5.54% 5.85% 5.59% 5.48% 3.47%
August........................................... 5.56% 5.67% 5.75% 5.56% 3.66%
September........................................   --  5.83% 5.62% 5.76% 3.36%
October..........................................   --  5.55% 5.59% 6.11% 3.89%
November.........................................   --  5.42% 5.43% 6.54% 3.58%
December.........................................   --  5.47% 5.31% 7.14% 3.61%

  The initial Mortgage Rate in effect with respect to a Mortgage Loan generally will be lower, and may be significantly lower, than the Mortgage Rate that would have been in effect based on the Index and Note Margin. Therefore, unless the Index declines after origination of a Mortgage Loan, the related Mortgage Rate will generally increase on the first Adjustment Date following origination of such Mortgage Loan subject to the Periodic Rate Cap. The repayment of the Mortgage Loans will be dependent on the ability of the Mortgagors to make larger monthly payments following adjustments of the Mortgage Rate. Mortgage Loans that have the same initial Mortgage Rate may not always bear interest at the same Mortgage Rate because such Mortgage Loans may have different Adjustment Dates (and the related Mortgage Rates therefore may reflect different Index values), Note Margins, Maximum Mortgage Rates and Minimum Mortgage Rates. The Net Mortgage Rate with respect to each Mortgage Loan as of the Cut-off Date will be set forth in the Mortgage Loan Schedule attached to the Pooling and Servicing Agreement. The "NET MORTGAGE RATE" on each Mortgage Loan will be adjusted on each Adjustment Date to equal the Mortgage Rate thereon, subject to the Periodic Rate Cap, minus (i) the rate per annum at which the servicing fee accrues thereon (the "SERVICING FEE RATE") minus (ii) the rate per annum at which the trustee fee accrues thereon (the "TRUSTEE FEE RATE") minus (iii) 0.70% per annum; provided, however, that the Net Mortgage Rate may not exceed the Maximum Mortgage Rate minus the sum of the Servicing Fee Rate, Trustee Fee Rate and 0.70% per annum (the "MAXIMUM NET MORTGAGE RATE") or be less than the Minimum Mortgage Rate minus the sum of the Servicing Rate Fee, the Trustee Fee Rate and 0.70% per annum (the "MINIMUM NET MORTGAGE RATE") for such Mortgage Loan.

CONVERSION OF MORTGAGE LOANS

  Approximately 50.21% of the Mortgage Loans (the "CONVERTIBLE MORTGAGE LOANS") provide that in each such case the adjustable interest rate on such Mortgage Loan may be converted at the option of the related Mortgagor to a fixed interest rate. Upon the conversion of a Convertible Mortgage Loan, the related Mortgage Rate will be converted to a fixed interest rate determined in accordance with the formula set forth in the related Mortgage Note which formula is intended to result in a Mortgage Rate which is not less than the then current market interest rate for similar loans (subject to applicable usury laws). After any such conversion, monthly payments of principal and interest on the Mortgage Loan will be adjusted to provide for full amortization over the remaining term to scheduled maturity. The Servicer will have the option to purchase each Convertible Mortgage Loan upon its conversion, but neither the Servicer nor any other entity will be obligated to do so. Any Convertible Mortgage Loan which is converted but not purchased by the Servicer will remain in the Mortgage

Pool as a fixed-rate Mortgage Loan and will result in the Mortgage Pool having both fixed-rate and adjustable-rate Mortgage Loans. See "Certain Yield and Prepayment Considerations" herein.

LOAN UNDERWRITING

  The Mortgage Loans are "CLOSED LOANS" as described in the Prospectus under "The Trust Fund--Mortgage Loan Program". All of the Mortgage Loans were originated or purchased by Chevy Chase or its wholly owned subsidiary, B.F. Saul Mortgage Company, in the normal course of its business. The representations and warranties of Chevy Chase in respect of the Mortgage Loans, which will be assigned to the Trustee in connection with the issuance of the Certificates, will be made by Chevy Chase as of the Closing Date. See "The Trust Fund--Mortgage Loan Program--Representations by Unaffiliated Sellers; Repurchases" in the Prospectus.

                        DESCRIPTION OF THE CERTIFICATES

GENERAL

  The Chevy Chase Bank F.S.B. Mortgage-Backed Pass-Through Certificates, Series 1997-CCB1 (the "CERTIFICATES") will be comprised of the Class A Certificates, Class S Certificates and the Class R-I and Class R-II Certificates. Only the Class A Certificates are offered hereby. The Class R Certificates are sometimes referred to herein as the "RESIDUAL CERTIFICATES".

  The Certificates will be issued pursuant to the Pooling and Servicing Agreement. Reference is made to the accompanying Prospectus for important additional information regarding the terms and conditions of the Pooling and Servicing Agreement and the Certificates. The term "CERTIFICATE PRINCIPAL BALANCE" is used in the Prospectus Supplement in the same manner as the term "STATED PRINCIPAL BALANCE" is used in the Prospectus. The following summaries do not purport to be complete and are subject to, and are qualified in their entirety by reference to, the provisions of the Pooling and Servicing Agreement. When particular provisions or terms used in the Pooling and Servicing Agreement are referred to, the actual provisions (including definitions of terms) are incorporated by reference.

BOOK-ENTRY REGISTRATION

  The Class A Certificates will be book-entry Certificates (the "BOOK-ENTRY CERTIFICATES"). Any person acquiring an interest in any Class A Certificate (each such person, a "BENEFICIAL OWNER") will hold its Class A Certificate through the DTC, if it is a participant in such system, or indirectly through organizations which are participants in such system. The Book-Entry Certificates will be issued in one or more certificates the aggregate Certificate Principal Balance of which will equal the aggregate Certificate Principal Balance of the Class A Certificates and will initially be registered in the name of Cede & Co. ("CEDE"), the nominee of the DTC. Except as described below, no person acquiring a Book-Entry Certificate will be entitled to receive a physical certificate representing such Certificate (a "DEFINITIVE CERTIFICATE"). Unless and until Definitive Certificates are issued, it is anticipated that the only "Certificateholder" of the Class A Certificates will be Cede & Co., as nominee of DTC. Beneficial Owners will be permitted to exercise their rights only indirectly through DTC participants and the DTC.

  A Beneficial Owner's ownership of a Book-Entry Certificate will be recorded on the records of the brokerage firm, bank, thrift institution or other financial intermediary (each, a "FINANCIAL INTERMEDIARY") that maintains the beneficial owner's account for such purpose. In turn, the Financial Intermediary's ownership of such Book-Entry Certificate will be recorded on the records of the DTC or, if such Financial Intermediary is not a DTC participant, on the records of the firm that acts as agent for the Financial Intermediary and whose ownership of such Book-Entry Certificate will in turn be recorded on the records of the DTC.

  Beneficial Owners will receive all distributions of principal of and interest on the Class A Certificates from the Trustee through the DTC and DTC participants. While the Class A Certificates are outstanding (except under the circumstances described below), under the rules, regulations and procedures creating and affecting the DTC and its operations (the "RULES"), the DTC is required to make book-entry transfers among DTC participants on whose behalf it acts with respect to the Class A Certificates and is required to receive and transmit distributions of principal of, and interest on, the Class A Certificates. DTC participants and indirect participants make book-entry transfers and receive and transmit such distributions on behalf of their respective Beneficial Owners. Accordingly, although Beneficial Owners will not possess certificates representing their respective interests in the Class A Certificates, the Rules provide a mechanism by which Beneficial Owners will receive distributions and will be able to transfer their interests.

  Beneficial Owners will not receive or be entitled to receive certificates representing their respective interests in the Class A Certificates, except under the limited circumstances described below. Unless and until Definitive Certificates are issued, Beneficial Owners who are not DTC participants may transfer ownership of such Certificates only through DTC participants and indirect participants by instructing such participants and indirect participants to transfer Class A Certificates, by book-entry transfer, through the DTC for the accounts of the purchasers of such Certificates, which accounts are maintained with their respective DTC participants or Financial Intermediaries. Under the Rules and in accordance with the DTC's normal procedures, transfers of the interests in the Class A Certificates will be executed through the DTC and the accounts of the related DTC participants at the DTC will be debited and credited appropriately. Similarly, the participants and indirect participants will make debits or credits, as the case may be, on their records on behalf of the selling and purchasing Beneficial Owners.

  Transfers between DTC participants will occur in accordance with DTC rules.

  The DTC, which is a New York-chartered limited purpose trust company, performs services for its participants, some of which (and/or their representatives) own the DTC. In accordance with its normal procedures, the DTC is expected to record the positions held by each DTC participant in the Book-Entry Certificates, whether held for its own account or as a nominee for another person. In general, beneficial ownership of Book-Entry Certificates will be subject to the Rules, as in effect from time to time.

  Distributions on Book-Entry Certificates will be made on each Distribution Date by the Trustee to the DTC. The DTC will be responsible for crediting the amount of such payments to the accounts of the applicable DTC participants in accordance with the DTC's normal procedures. Each DTC participant will be responsible for disbursing such payments to the Beneficial Owners of the Book-Entry Certificates that it represents and to each Financial Intermediary for which it acts as agent. Each such Financial Intermediary will be responsible for disbursing funds to the Beneficial Owners of the Book-Entry Certificates that it represents.

  Under a book-entry format, Beneficial Owners of the Book-Entry Certificates may experience some delay in their receipt of payments, since such payments will be forwarded by the Trustee to Cede. Because the DTC can only act on behalf of Financial Intermediaries, the ability of a Beneficial Owner to pledge Book-Entry Certificates to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such Book-Entry Certificates, may be limited due to the lack of physical certificates for such Book-Entry Certificates. In addition, issuance of the Book-Entry Certificates in book-entry form may reduce the liquidity of such Certificates in the secondary market since certain potential investors may be unwilling to purchase Certificates for which they cannot obtain physical certificates.

  Monthly and annual reports on the Trust will be provided to Cede, as nominee of DTC, and may be made available by Cede to Beneficial Owners upon request in accordance with the Rules and to the Financial Intermediaries to whose DTC accounts the Book-Entry Beneficial Owners of such Certificateholders are credited.

DEFINITIVE CERTIFICATES

  The Class A Certificates will be issued as Definitive Certificates to Certificateholders or their nominees, rather than to DTC or its nominee, only if (i) the Depositor advises the Trustee in writing that DTC is no longer willing or able to discharge properly its responsibilities as depository with respect to the Book-Entry Certificates and the Trustee and the Depositor are unable to locate a qualified successor, (ii) the Depositor, at its option, elects to terminate the book-entry system through DTC or (iii) after the occurrence of an event of default under the Pooling and Servicing Agreement, holders of Book-Entry Certificates evidencing not less than 66% of the aggregate outstanding Certificate Principal Balance advise the Trustee and DTC through DTC Participants in writing that the continuation of a book-entry system through DTC (or a successor thereto) is no longer in the best interests of the holders of such Certificates.

  Upon notice of the occurrence of any of the events described in the preceding paragraph, DTC is required to notify all DTC Participants of the availability of Definitive Certificates. Upon surrender of the global certificate for the Class A Certificates and receipt from DTC of instructions for re-registration, the Trustee will issue such Certificates in the form of Definitive Certificates, and thereafter the Trustee will recognize the holders of such Definitive Certificates as Certificateholders under the Pooling and Servicing Agreement.

DISTRIBUTIONS IN RESPECT OF INTEREST AND PRINCIPAL

  On each Distribution Date, payments on the Class S Certificates will be subordinate to the payment of principal and interest, in the amounts described herein, on the Class A Certificates.

  Distributions on the Class A Certificates in respect of interest and principal on each Distribution Date will be made from the Available Distribution Amount. The "AVAILABLE DISTRIBUTION AMOUNT" for any Distribution Date will equal (a) the sum of (i) scheduled payments of principal and interest (net of the Servicing Fee and the Trustee's Fee) due on the Mortgage Loans during the related Due Period (as defined herein) and received on or prior to the related Determination Date, (ii) principal prepayments and other unscheduled collections of principal received during the related Prepayment Period (as defined herein), (iii) any Advances (as defined herein) with respect to the Mortgage Loans made by the Servicer for such Distribution Date and (iv) any Insured Payments (as defined herein) payable pursuant to the Policy, less (b) the Insurer Premium Amount and amounts representing reimbursements for previously unreimbursed Insured Payments by the Insurer, Nonrecoverable Advances by the Servicer and certain expenses incurred by the Servicer.

  The "DUE DATE" for each Mortgage Loan is the first day of each month. The "DUE PERIOD" with respect to any Distribution Date commences on the second day of the month preceding the month in which such Distribution Date occurs and ends on the Due Date in the month in which such Distribution Date occurs. The "PREPAYMENT PERIOD" with respect to any Distribution Date is the month preceding the month in which such Distribution Date occurs. The "DETERMINATION DATE" with respect to any Distribution Date is the 15th day of the month in which such Distribution Date occurs (or, if such day is not a business day, the preceding business day).

  The "PRINCIPAL BALANCE" of any Mortgage Loan as of any date of determination is equal to the principal balance thereof as of the Cut-off Date, minus all amounts allocated to principal that have been distributed to Certificateholders with respect to such Mortgage Loan on or before such date of determination as further reduced to the extent any Realized Loss therein has been allocated to one or more classes of Certificates on or before such date of determination. The "INSURER PREMIUM AMOUNT" with respect to any Distribution Date is the amount payable to the Insurer as a premium on the Policy.

 Interest Distribution Amounts

  On each Distribution Date, holders of the Class A Certificates will be entitled to receive, to the extent of the Available Distribution Amount, distribution allocable to one-month's interest in an amount (the "CLASS A INTEREST DISTRIBUTION AMOUNT"), equal to (i) one-twelfth of the product of the Certificate Principal Balance of the Class A Certificates immediately preceding such Distribution Date multiplied by a rate (the "CERTIFICATE RATE") equal to the weighted average of the Net Mortgage Rates, weighted by the aggregate Principal Balance of the Mortgage Loans as of the Due Date immediately preceding the related Due Period minus (ii) the sum of (a) the Insurer Premium Amount, (b) any Prepayment Interest Shortfalls occurring during the related Prepayment Period and (c) any Civil Relief Act Shortfalls occurring during the related Due Period.

  Interest on the Certificates will be calculated and payable on the basis of a 360-day year divided into twelve 30-day months.

 Principal Distribution Amounts

  On each Distribution Date, the holders of the Class A Certificates will be entitled to receive the "CLASS A PRINCIPAL DISTRIBUTION AMOUNT" to the extent of the sum of (a) the Available Distribution Amount remaining after payment of certain amounts including the Class A Interest Distribution Amount and (b) the amount of payments pursuant to the Policy, equal to the sum of (i) the portion of the Available Distribution Amount that is attributable to scheduled payments of principal of the Mortgage Loans received by the Trustee, (ii) the portion of the Available Distribution Amount that is attributable to unscheduled payments of principal of the Mortgage Loans received by the Servicer, (iii) the amount of any related Overcollateralization Increase Amount (as defined herein) for such Distribution Date, and (iv) the payment of any Overcollateralization Deficit pursuant to the Policy, minus (v) the amount of any Overcollateralization Reduction Amount (as defined herein) for such Distribution Date.

  Insured Payments do not include Realized Losses until such time as such aggregate, cumulative Realized Losses have created an Overcollateralization Deficit. An "OVERCOLLATERALIZATION DEFICIT" with respect to a Distribution Date is the amount, if any, by which (x) the Certificate Principal Balance of the Class A Certificates, after giving effect to all distributions to be made on such Distribution Date, exceeds (y) the aggregate Principal Balance of the Mortgage Loans as of the close of business on the last day of the related Due Period.

 Order of Distributions

  On each Distribution Date, amounts in the Certificate Account will be distributed in the following order of priority:

    (a)to the Insurer, the Insurer Premium Amount;

    (b)to the Trustee, the Trustee Fee;

    (c)to the Servicer, the Servicing Fee;

    (d)to the Insurer, the aggregate amount of Insured Payments which have not been previously reimbursed to the Insurer (together with interest thereon);

    (e)to the holders of the Class A Certificates, to the extent of the Available Distribution Amount, the Class A Interest Distribution Amount, and any portion of such amount remaining unpaid from any preceding Distribution Date;

    (f)to the holders of the Class A Certificates, to the extent of the Available Distribution Amount remaining, the Class A Principal Distribution Amount and any portion of such amount remaining unpaid from any preceding Distribution Date, until the Certificate Principal Balance thereof has been reduced to zero; and

    (g)to the holders of the Class S Certificates, to the extent of the Available Distribution Amount remaining, the Class S Interest Distribution Amount (as defined herein) and certain other amounts.

  The "CLASS S INTEREST DISTRIBUTION AMOUNT" with respect to any Distribution Date will equal (a) one-twelfth of 0.70% multiplied by the aggregate Principal Balance of the Mortgage Loans as of the Due Date immediately preceding the related Due Period plus (b) certain other amounts, to the extent of the Available Distribution Amount remaining after payment of certain amounts including the following amounts: (i) the Class A Interest Distribution Amount;
(ii) the Class A Principal Distribution Amount; and (iii) to the extent the Required Overcollateralization Amount has not been satisfied, all payments to the Class A Certificates necessary in order to increase the Overcollateralization Amount to the Required Overcollateralization Amount.

  Within a class of Certificates, distributions of interest or principal will be made in accordance with the Percentage Interest represented by each Certificate of such class.

CUSTODIAL AND CERTIFICATE ACCOUNT

  Within two business days of receipt by the Servicer, all payments and collections in respect of the Mortgage Loans will be deposited in an account (the "CUSTODIAL ACCOUNT") established and maintained by the Servicer with a depository institution, which may be the Servicer, and in a manner acceptable to the Rating Agencies and the Insurer. No later than the second Business Day prior to each Distribution Date, the Servicer will remit to an account (the "CERTIFICATE ACCOUNT"), to be maintained by the Trustee, all funds on deposit in the Custodial Account that are required to be distributed on such Distribution Date. Such funds, together with the Advances, if any, required to be deposited in the Certificate Account by the Servicer, will be available to make distributions of interest on, and in reduction of the Certificate Principal Balance of, the Certificates on each Distribution Date and to pay certain other fees and expenses. See "Description of the Certificates-- Payments on Mortgage Loans" in the Prospectus.

OVERCOLLATERALIZATION PROVISIONS

  The Pooling and Servicing Agreement requires that, on each Distribution Date, amounts equal to the Class S Interest Distribution Amount be applied on such Distribution Date as an accelerated payment of principal on the Class A Certificates, but only in the manner and to the extent hereafter described. The Class S Interest Distribution Amount for any Distribution Date will be equal to (a) one-twelfth of 0.70% multiplied by the aggregate Principal Balance of the Mortgage Loans as of the Due Date immediately preceding the related Due Period plus (b) certain other amounts. The Class S Interest Distribution Amount will be available on any Distribution Date first, to pay all amounts of principal and interest due the holders of the Class A Certificates (excluding any interest shortfalls due to Prepayment Interest Shortfalls or Civil Relief Act Shortfalls); second, to pay to the holders of the Class A Certificates any Overcollateralization Increase Amount; and third, to pay holders of the Class S Certificates.

  With respect to any Distribution Date, the excess, if any, of (a) the aggregate Principal Balance of the Mortgage Loans immediately following such Distribution Date over (b) the Certificate Principal Balance of the Class A Certificates as of such Distribution Date (after taking into account the payment to the Class A Certificates of the amounts described in clauses (i)-
(ii) of the definition of "Class A Principal Distribution Amount" on such Distribution Date) is the "Overcollateralization Amount" as of such Distribution Date. The Pooling and Servicing Agreement requires that the Class S Interest Distribution Amount with respect to a Distribution Date, to the extent available therefor as described above, on such Distribution Date be applied as an accelerated payment of principal on the Class A Certificates on such Distribution Date to the extent that the Required Overcollateralization Amount exceeds the Overcollateralization Amount as of such Distribution Date. Any amount of Class S Interest Distribution Amount actually applied as an accelerated payment of principal on the Class A Certificates is an "OVERCOLLATERALIZATION INCREASE AMOUNT." The required level of the Overcollateralization Amount with respect to a Distribution Date (the "REQUIRED OVERCOLLATERALIZATION AMOUNT") will initially be equal to approximately 1.00% of the aggregate Principal Balance of the Mortgage Loans as of the Cut-off Date, but may be reduced in certain circumstances.

  In the event that the Required Overcollateralization Amount is permitted to decrease or "step down" on a Distribution Date in the future, a portion of the principal which would otherwise be distributed to the holders of the Class A Certificates on such Distribution Date will be distributed to the holders of the Class S Certificates on such Distribution Date. This will have the effect of decelerating the amortization of the Class A Certificates relative to the amortization of the Mortgage Loans, and of reducing the Overcollateralization Amount. With respect to any Distribution Date, the excess, if any, of (a) the Overcollateralization Amount on such Distribution Date, over (b) the Required Overcollateralization Amount is the "EXCESS OVERCOLLATERALIZATION AMOUNT" with respect to such Distribution Date. If, on any Distribution Date, the Excess Overcollateralization Amount is, or, after taking into account all other distributions to be made on such Distribution Date would be, greater than zero (i.e., the Overcollateralization Amount is or would be greater than the related Required Overcollateralization Amount), then any amounts relating to principal which would otherwise be distributed to the holders of the Class A Certificates on such Distribution Date will instead be distributed to the holders of the Class S Certificates (the "OVERCOLLATERALIZATION REDUCTION AMOUNT").

ALLOCATION OF REALIZED LOSSES

  Subject to the terms of the Policy, the Policy requires a payment to the holders of the Class A Certificates to the extent that Realized Losses result in an Overcollateralization Deficit. Notwithstanding the foregoing, if payments are not made as required under the Policy, Realized Losses will be allocated first, by application of clause (iii) of the definition of Class A Principal Distribution Amount, to the reduction of the amounts otherwise payable to the Class S Certificates, and second, to the Class A Certificates.

  In order to maximize the likelihood of distribution in full of amounts of interest and principal to be distributed to holders of the Class A Certificates on each applicable Distribution Date, holders of the Class A Certificates will have a right to receive distributions of the related Available Distribution Amount that will be prior to the rights of the holders of the Class S Certificates to such Available Distribution Amount. In addition, the overcollateralization, together with the availability of the Class S Interest Distribution Amount to cover the interest and principal portion of current Realized Losses on the Mortgage Loans, will also increase the likelihood of distribution of full amounts of interest and principal to the holders of Class A Certificates on each Distribution Date.

  "REALIZED LOSS" means (i) with respect to any Liquidated Loan, the excess of the Principal Balance of each Liquidated Loan immediately prior to liquidation, together with accrued and unpaid interest thereon, over the liquidation proceeds, if any, received in connection with such Liquidated Loan, less liquidation expenses and any unreimbursed Advances made with respect thereto, (ii) with respect to any Mortgage Loan whose related Mortgaged Property has been valued (such valuation, a "DEFICIENT VALUATION") at less than the then current Principal Balance of such Mortgage Loan by a court of competent jurisdiction as a result of a proceeding (a "BANKRUPTCY PROCEEDING") under the United States Bankruptcy Code, as amended (11 U.S.C.), the excess of the Principal Balance of such Mortgage Loan over the principal amount as reduced in the Deficient Valuation, or (iii) with respect to any Mortgage Loan as to which the amount of the scheduled payment has been reduced in a Bankruptcy Proceeding (a "DEBT SERVICE REDUCTION"), the present value of all monthly Debt Service Reductions on such Mortgage Loan, assuming that the Mortgagor pays each scheduled payment on the applicable Due Date and that no principal prepayments are received with respect to such Mortgage Loan, discounted monthly at the applicable Mortgage Rate.

  "LIQUIDATED LOAN" means a Mortgage Loan that has been liquidated through deed in lieu of foreclosure, sale in foreclosure, trustee's sale or other realization as provided by applicable real property law to which the related Mortgage is subject and any security agreements, or with respect to which payment under related hazard insurance and/or from any public governmental authority on account of a taking or condemnation of any such property has been received and as to which, in the best judgment of the Servicer, no further proceeds will be received.

CERTIFICATE GUARANTY INSURANCE POLICY

  The following information has been supplied by the Insurer for inclusion herein.

  The Insurer, in consideration of the payment of the premium and subject to the terms of the Policy, thereby unconditionally and irrevocably guarantees to any Owner that an amount equal to each full and complete Insured Payment will be received by the Trustee, or its successor, as trustee for the Owners, on behalf of the Owners from the Insurer, for distribution by the Trustee to each Owner of each Owner's proportionate share of the Insured Payment. The Insurer's obligations under the Policy with respect to a particular Insured Payment shall be discharged to the extent funds equal to the applicable Insured Payment are received by the Trustee, whether or not such funds are properly applied by the Trustee. Insured Payments shall be made only at the time set forth in the Policy, and no accelerated Insured Payments shall be made regardless of any acceleration of the Class A Certificates, unless such acceleration is at the sole option of the Insurer. The Policy does not cover Prepayment Interest Shortfalls or Civil Relief Act Shortfalls.

  Notwithstanding the foregoing paragraph, the Policy does not cover shortfalls, if any, attributable to the liability of the Trust Fund, REMIC I or REMIC II or the Trustee for withholding taxes, if any (including interest and penalties in respect of any such liability).

  The Insurer will pay any amounts payable under the Policy no later than 12:00 noon, New York City time, on the later of the Distribution Date on which the related Deficiency Amount is due or the third Business Day following receipt in New York, New York on a Business Day by State Street Bank and Trust Company, N.A., as the Insurer's fiscal agent or any successor fiscal agent appointed by the Insurer (the "INSURER'S FISCAL AGENT") of a Notice; provided, that if such Notice is received after 12:00 noon New York City time on such Business Day, it will be deemed to be received on the following Business Day. If any such Notice received by the Insurer's Fiscal Agent is not in proper form or is otherwise insufficient for the purpose of making a claim under the Policy it shall be deemed not to have been received by the Insurer's Fiscal Agent for purposes of this paragraph, and the Insurer or the Insurer's Fiscal Agent, as the case may be, shall promptly so advise the Trustee and the Trustee may submit an amended Notice.

  Insured Payments due under the Policy, unless otherwise stated therein, will be disbursed by the Insurer's Fiscal Agent to the Trustee on behalf of the Owners by wire transfer of immediately available funds in the amount of the Insured Payment.

  The Insurer's Fiscal Agent is the agent of the Insurer only and the Insurer's Fiscal Agent shall in no event be liable to the Owners for any acts of the Insurer's Fiscal Agent or any failure of the Insurer to deposit, or cause to be deposited, sufficient funds to make payments due under the Policy.

  As used in this section and in the Policy, the following terms shall have the following meanings:

  "AGREEMENT" means the Pooling and Servicing Agreement, dated as of September 1, 1997, among the Depositor, Chevy Chase, as Seller and Servicer, and the Trustee, as trustee for the Owners, without regard to any amendment or supplement thereto unless such amendment or supplement has been approved in writing by the Insurer.

  "BUSINESS DAY" means any day other than a Saturday, a Sunday or a day on which banking institutions in New York City or in the city in which the corporate trust office of the Trustee or the Servicer under the Agreement or the Insurer is located are authorized or obligated by law or executive order to close.

  "DEFICIENCY AMOUNT" means, with respect to the Class A Certificates for any Distribution Date, (i) any shortfall in the Available Distribution Amount to pay the interest portion of any Realized Loss, excluding Prepayment Interest Shortfalls and Civil Relief Act Shortfalls, and (ii) the Overcollateralization Deficit.

  "INSURED PAYMENT" means, as of any Distribution Date, any Deficiency Amount.

  "NOTICE" means the telephonic or telegraphic notice, promptly confirmed in writing by telecopy substantially in the form of Exhibit A attached to the Policy, the original of which is subsequently delivered by registered or certified mail from the Trustee specifying the Insured Payment which shall be due and owing on the applicable Distribution Date.

  "OWNER" means each Holder (as defined in the Agreement) of any Class A Certificate who, on the applicable Distribution Date, is entitled under the terms of the Class A Certificates to payment thereunder.

  Capitalized terms used in the Policy and not otherwise defined in the Policy shall have the respective meanings set forth in the Agreement as of the date of execution of the Policy, without giving effect to any subsequent amendment to or modification of the Agreement unless such amendment or modification has been approved in writing by the Insurer.

  Any notice under the Policy or service of process on the Insurer's Fiscal Agent may be made at the address listed below for the Insurer's Fiscal Agent or such other address as the Insurer shall specify to the Trustee in writing.

  The notice address of the Insurer's Fiscal Agent is 61 Broadway, 15th Floor, New York, New York 10006, Attention: Municipal Registrar and Paying Agency, or such other address as the Insurer's Fiscal Agent shall specify in writing to the Trustee.

  The Policy is being issued under and pursuant to and shall be construed under the laws of the State of New York, without giving effect to the conflict of laws principles thereof.

  The insurance provided by the Policy is not covered by the Property/Casualty Insurance Security Fund specified in Article 76 of the New York Insurance Law.

  The Policy is not cancelable for any reason. The premium on the Policy is not refundable for any reason including payment, or provision being made for payment, prior to maturity of the Class A Certificates.

OPTIONAL TERMINATION

  On any Distribution Date on or after the date on which the aggregate Principal Balance of the Mortgage Loans has been reduced below 5% of the aggregate Principal Balance of the Mortgage Loans as of the Cut-off Date, the Servicer will have the right to purchase, in whole, but not in part, all of the Mortgage Loans and any property acquired in respect of the Mortgage Loans at a purchase price equal to the sum of (a) the greater of (i) the aggregate principal amount of each Mortgage Loan plus, in each case, interest accrued thereon at the sum of the applicable Net Mortgage Rate and the Trustee Fee Rate to the last day of the month of purchase, plus any unreimbursed Advances made with respect to the Mortgage Loans, and (ii) the fair market value of the Mortgage Loans as determined by the Servicer; (b) the appraised value of any property acquired in respect of the Mortgage Loans; and (c) all amounts due to the Insurer; provided, however, that if such purchase will cause a draw on the Policy, the consent of the Insurer shall be necessary prior to the exercise of such option by the Servicer. The proceeds of any such purchase will be treated as a payment of principal and interest on the Mortgage Loans for purposes of distributions to Certificateholders and any such purchase will effect an early retirement of the Certificates and payment to the Insurer of all amounts due to it. Any such purchase will be made only in connection with a "Qualified Liquidation" of each related REMIC within the meaning of Section 860F(a)(4)(A) of the Code.

THE TRUSTEE

  U.S. Bank National Association, a national banking association, will act as Trustee for the Certificates pursuant to the Pooling and Servicing Agreement. The Trustee's principal executive offices are located at 180 East Fifth Street, St. Paul, MN 55101, Attention: Bondholder Services, and its telephone number is (800) 934-6802.

  The following obligations which are described in the Prospectus as obligations of the Servicer have been specifically assigned to the Trustee in the Pooling and Servicing Agreement and will be performed by the Trustee in the manner and to the extent set forth below. The Trustee will be obligated, among other things, to establish and maintain the Certificate Account and to withdraw from the Certificate Account and distribute to Certificateholders of record on the applicable Record Date the payments on account of principal and interest required to be so distributed on each Distribution Date. In addition, the Trustee will undertake reporting responsibilities for federal income tax purposes.

VOTING RIGHTS

  Each Certificate will be allocated voting rights for purposes of certain actions that may be taken pursuant to the Pooling and Servicing Agreement. 98% of all voting rights will be allocated to the Class A Certificates in proportion to their Certificate Principal Balances. 1% of all voting rights will be allocated to the Class S Certificates in proportion to their percentage interests. 0.5% and 0.5% of all voting rights will be allocated to the Class R-I and Class R-II Certificates, respectively.

REPURCHASE OR SUBSTITUTION OF MORTGAGE LOANS

  Under certain circumstances, Chevy Chase, as an Unaffiliated Seller (as described in "The Trust Fund--Mortgage Loan Program" in the Prospectus), may be required to repurchase one or more Mortgage Loans from the Trust Fund. Generally, the repurchase obligation arises when the documentation with respect to a Mortgage Loan is discovered to be materially defective or when a material breach of representation or warranty is discovered, which defect or breach materially and adversely affects the interests of the Certificateholders or the Insurer. This repurchase obligation of Chevy Chase constitutes the sole remedy available to Certificateholders for a breach of such representation or warranty. See "Description of the Certificates-- Assignment of Mortgage Loans" in the Prospectus.

  In the event of a repurchase of a Mortgage Loan, the repurchase price will generally be equal to the sum of the Principal Balance of such Mortgage Loan on the date of repurchase plus interest accrued thereon at the sum of the applicable Net Mortgage Rate and the Trustee Fee Rate to the following Due Date.

  Within two years from the date of the delivery of the Certificates, Chevy Chase may, instead of repurchasing a Mortgage Loan required to be repurchased pursuant to the Pooling and Servicing Agreement, deliver one or more mortgage loans (each, a "REPLACEMENT MORTGAGE LOAN") in substitution for any Mortgage Loan that would otherwise have been repurchased (each, a "DELETED MORTGAGE LOAN"). See "Description of the Certificates--Assignment of Mortgage Loans" in the Prospectus.

  To the extent that Chevy Chase elects to deliver one or more Replacement Mortgage Loans for a Deleted Mortgage Loan, such Replacement Mortgage Loan or Loans must, collectively, on the date of substitution: (a) have an outstanding Principal Balance, after the deduction of payments due in the month of substitution, not in excess of the Principal Balance of the Deleted Mortgage Loan; (b) have a Net Mortgage Rate not lower than the Net Mortgage Rate on the Deleted Mortgage Loan; (c) have a Loan-to-Value Ratio calculated as of such date no higher than the Loan-to-Value Ratio of the Deleted Mortgage Loan; (d) have a remaining term to maturity no greater than (and not more than one year less than) that of the Deleted Mortgage Loan; (e) be of the same or better credit quality classification as that of the Deleted Mortgage Loan; and (f) comply with each representation and warranty with respect to the Mortgage Loans. Upon any such substitution, Chevy Chase will deliver the mortgage file relating to the Replacement Mortgage Loan to the Trustee and the Trustee will release the Deleted Mortgage Loan (or any property acquired in respect thereof) from the Trust Fund.

  For any month in which one or more Replacement Mortgage Loans are substituted for any Deleted Mortgage Loan, the Servicer will determine the amount, if any, by which the aggregate Principal Balance of all such Replacement Mortgage Loans as of the date of substitution is less than the Principal Balance of such Deleted Mortgage Loan (after application of the scheduled principal portion of the scheduled payments due in such month). The amount of any such shortage will be deposited by the Servicer from its own funds into the Custodial Account in the month of substitution, without any reimbursement therefor, and will be distributed to the Certificateholders on the Distribution Date in the month following such substitution.

                  CERTAIN YIELD AND PREPAYMENT CONSIDERATIONS

FACTORS AFFECTING PREPAYMENTS ON THE MORTGAGE LOANS

  The yields to maturity of the Class A Certificates and the aggregate amount of distributions on the Class A Certificates will be related, among other things, to the rate and timing of payments of principal on the underlying Mortgage Loans. The rate of principal payments on the Mortgage Loans will be affected by the amortization schedules of the Mortgage Loans and by the rate of principal prepayments thereon. For this purpose, the term "prepayment" includes prepayments and liquidations due to defaults or other dispositions of the Mortgage Loans or the Mortgaged Properties, including application of insurance proceeds or condemnation awards, or the purchase of the Mortgage Loans by the Servicer under the circumstances described under "Description of the Certificates--Optional Termination" herein. NO ASSURANCE CAN BE GIVEN AS TO THE RATE OR TIMING OF PRINCIPAL PAYMENTS OR PREPAYMENTS ON ANY OF THE MORTGAGE LOANS.

  All of the Mortgage Loans may be prepaid in whole or in part at any time. Certain of the Mortgage Notes contain terms requiring payment of a penalty by the Mortgagor in the event the Mortgage Loan is prepaid in full. Prepayments, liquidations and purchases of the Mortgage Loans will result in (a) principal distributions to Certificateholders that would otherwise be distributed over the remaining terms of the Mortgage Loans and (b) the termination of ongoing interest distributions with respect to such Mortgage Loans to the Certificateholders. See "Yield Considerations" and "Maturity and Prepayment Considerations" in the Prospectus.

  The rate of principal prepayments on mortgage loans is influenced by a variety of economic, geographic, social and other factors, including the level of mortgage interest rates and the rate at which mortgagors default on their mortgages. In general, if prevailing interest rates fall significantly below the Mortgage Rates on the Mortgage Loans, the Mortgage Loans (and the Class A Certificates) are likely to be subject to a higher incidence of prepayment than if prevailing rates remain at or above the Mortgage Rates on the Mortgage Loans. Conversely, if prevailing interest rates rise significantly above the Mortgage Rates on the Mortgage Loans, the Mortgage Loans (and the Class A Certificates) are likely to be subject to a lower incidence of prepayment than if prevailing rates remain at or below the Mortgage Rates on the Mortgage Loans. The Depositor makes no representation as to the expected rate of prepayments on the Mortgage Loans. See "Description of the Mortgage Loans" herein and "Maturity and Prepayment Considerations" in the Prospectus for additional information about the effect of the rate of prepayments on the yield on and maturity of the Class A Certificates.

  The "CONVERTIBLE MORTGAGE LOANS" provide that the Mortgagors may, during a specified period of time, convert the adjustable interest rate of such Mortgage Loans to a fixed interest rate. The Depositor is not aware of any publicly available statistics that set forth principal prepayment, conversion experience or conversion forecasts of adjustable-rate mortgage loans over an extended period of time, and its experience with respect to adjustable-rate mortgages is insufficient to draw any conclusions with respect to the expected prepayment or conversion rates on the adjustable-rate Mortgage Loans. As is the case with conventional, fixed-rate mortgage loans originated in a high interest rate environment which may be subject to a greater rate of principal prepayments when interest rates decrease, adjustable-rate mortgage loans may be subject to a greater rate of principal prepayments due to their refinancing or conversion to fixed interest rate loans in a low interest rate environment. For example, if prevailing interest rates fall significantly, adjustable-rate mortgage loans could be subject to higher prepayment and conversion rates than if prevailing interest rates remain constant because the availability of fixed-rate or other adjustable-rate mortgage loans at competitive interest rates may encourage mortgagors to refinance their adjustable-rate mortgages to "lock in" a lower fixed interest rate or to take advantage of the availability of such other adjustable-rate mortgage loans, or, in the case of convertible adjustable-rate mortgage loans, to exercise their option to convert the adjustable interest rates to fixed interest rates. The conversion feature may also be exercised in a rising interest rate environment as mortgagors attempt to limit their risk of higher rates. Such a rising interest rate environment may also result in an increase in the rate of defaults on the Mortgage Loans. If any Mortgagor chooses to convert its Convertible Mortgage Loan to a fixed interest rate, and the Servicer does not elect to purchase such Mortgage Loan, the Mortgage Pool will then include fixed-rate Mortgage Loans, which will have the effect of limiting the extent to which the Class A Interest Distribution Amount can increase or decrease in accordance with changes in the Index and accordingly may affect the yield to the Class A Certificateholders.

  The yield to investors on the Class A Certificates will be sensitive to fluctuations in the index applicable to each Mortgage Loan and may be adversely affected by the application of the Maximum Mortgage Rates on the Mortgage Loans. The prepayment of the Mortgage Loans with higher Mortgage Rates and the existence of any Convertible Mortgage Loan which have been converted into fixed interest rate mortgage loans, may result in lower Class A Interest Distribution Amounts with respect to subsequent Distribution Dates. Investors in the Class A Certificates should also be aware that although the Mortgage Rates on the Mortgage Loans will adjust periodically, such increases and decreases will be limited by the applicable Periodic Rate Caps, Maximum Mortgage Rates and Minimum Mortgage Rates thereon. In addition, the initial Mortgage Rates borne by the Mortgage Loans may be lower than the rate based on the sum of the current index and the Note Margin. In addition, the Mortgage Rates on the Mortgage Loans will be based on the related Index (which may not rise and fall consistently with prevailing mortgage rates) plus the related Note Margin (which may be different from the prevailing margins on other mortgage loans). As a result of these factors, the Mortgage Rates on the Mortgage Loans at any time may not equal the prevailing rates for other adjustable rate mortgage loans and the rate of prepayment may be lower or higher than would otherwise be anticipated.

  Investors in the Class A Certificates should consider the risk that rapid rates of prepayments on the Mortgage Loans, and therefore of principal distributions on the Class A Certificates, may coincide with periods of low prevailing interest rates. During such periods, the effective interest rates on securities in which an investor in the Class A Certificates may choose to reinvest amounts received as principal distributions on the Class A Certificates may be lower than the interest rate borne by such Certificates. Conversely, slow rates of prepayments on the Mortgage Loans, and therefore of principal distributions on the Class A Certificates may coincide with periods of high prevailing interest rates. During such periods, the amount of principal distributions available to an investor in the Class A Certificates for reinvestment at such high prevailing interest rates may be relatively low.

  All of the Mortgage Loans will contain "due-on-sale" clauses. The sale of Mortgaged Properties encumbered by non-assumable Mortgage Loans will result in the prepayment of such Mortgage Loans and a corresponding decrease in the weighted average life of the Class A Certificates. See "Maturity and Prepayment Considerations" in the Prospectus.

  The assumed final Distribution Date for the Class A Certificates is May 25, 2032, which is the Distribution Date occurring in the 12th month following the month in which the latest stated maturity of any Mortgage Loan occurs.

  No event of default, change in the priorities for distribution among the classes or other provision under the Pooling and Servicing Agreement will arise or become applicable solely by reason of the failure to retire the entire Certificate Principal Balance of the Class A Certificates on or before its assumed final Distribution Date.

MODELING ASSUMPTIONS

  For purposes of preparing the table below, indicating the percentage of initial Certificate Principal Balance outstanding and the weighted average life of the Class A Certificates under certain prepayment scenarios, the following assumptions, among others, (the "MODELING ASSUMPTIONS") have been made:

    (a)the Mortgage Loans consist of eight groups with the following characteristics:

          MORTGAGE RATE                WEIGHTED                 CUT-OFF        WEIGHTED
        LESS TRUSTEE AND   MORTGAGE    AVERAGE                    DATE       AVERAGE NEXT
GROUP  SERVICING FEE RATES   RATE   REMAINING TERM SEASONING    BALANCE     RATE RESET DATE
-----  ------------------- -------- -------------- --------- -------------- ---------------
  1          6.34968       6.72788       334           27    342,037,375.75  April 1, 1998
  2          6.30366       6.68187       319           43    188,826,047.96   Jan. 1, 1999
  3          7.01561       7.39381       351            9     76,752,203.55  April 1, 2000
  4          6.66839       7.04659       341           23     40,454,150.87  April 1, 2001
  5          7.17117       7.54937       356            5     54,642,959.72    May 1, 2002
  6          7.23569       7.61389       317           43      4,194,140.97   Nov. 1, 2002
  7          7.27543       7.65363       358            2     20,961,145.84   July 1, 2004
  8          6.49680       6.87500       360            0        373,500.00  Sept. 1, 2004

    (b)there are no repurchases of the Mortgage Loans;

    (c)the Certificates will be purchased on September 29, 1997;

    (d)distributions on the Certificates will be made on the 25th day of each month (or, if such day is not a business day, on the following business day), commencing in October, 1997;

    (e)no Mortgage Loan is delinquent and there are no Realized Losses while the Certificates are outstanding;

    (f)there are no Prepayment Interest Shortfalls or shortfalls of interest with regard to the Mortgage Loans; and

    (g)there is no optional termination of the Trust Fund by the Servicer.

  The Modeling Assumptions have been based on the weighted average characteristics or aggregate characteristics, as applicable, of the Mortgage Loans. The actual characteristics of many of the Mortgage Loans may vary significantly from the Modeling Assumptions.

  The prepayment model used in this Prospectus Supplement, the Constant Prepayment Rate model ("CPR"), assumes that the outstanding principal balance of a pool of Mortgage Loans prepays at a specified constant annual rate. In generating monthly cash flows, this rate is converted to an equivalent constant monthly rate. To assume CPR of 18% or any other CPR percentage is to assume that the stated percentage (in this example 18%) of the outstanding principal balance of the pool is prepaid over the course of a year. No representation is made that the Mortgage Loans will prepay at that rate or any other rate.

  The actual characteristics and performance of the Mortgage Loans will differ from the assumptions used in constructing the tables set forth below, which are hypothetical in nature and are provided only to give a general sense of how the principal cash flows might behave under varying prepayment scenarios. For example, it is very unlikely that the Mortgage Loans will prepay at the same rate until maturity or that all of the Mortgage Loans will prepay at a constant rate until maturity or that all of the Mortgage Loans could produce slower or faster principal distributions than indicated in the tables at the various assumptions specified, even if the weighted average remaining term to stated maturity of the Mortgage Loans is assumed. Any difference between such assumptions and the actual characteristics and performance as the Mortgage Loans, or actual prepayment experience, will affect the percentage of initial Certificate Principal Balance outstanding over time and the weighted average life of the Class A Certificates.

         PERCENT OF INITIAL CERTIFICATE PRINCIPAL BALANCE OUTSTANDING

                                                    CLASS A CERTIFICATES
                                             AT THE FOLLOWING PERCENTAGES OF CPR
                                           ---------------------------------------
DISTRIBUTION DATE                            6%     12%     18%     24%      30%
-----------------                          ------- ------- ------- ------- -------
   Initial Percentage.....................  100.00  100.00  100.00  100.00  100.00
   September 25, 1998.....................   92.21   86.30   80.39   74.48   68.58
   September 25, 1999.....................   85.37   74.70   64.73   55.46   46.90
   September 25, 2000.....................   79.23   64.83   52.26   41.56   32.47
   September 25, 2001.....................   73.46   56.19   42.26   31.18   22.44
   September 25, 2002.....................   68.02   48.64   34.17   23.37   15.49
   September 25, 2003.....................   62.90   42.15   27.59   17.49   10.65
   September 25, 2004.....................   58.06   36.47   22.25   13.07    7.25
   September 25, 2005.....................   53.49   31.50   17.91    9.70    4.90
   September 25, 2006.....................   49.17   27.16   14.38    7.16    3.28
   September 25, 2007.....................   45.17   23.35   11.51    5.25    2.17
   September 25, 2008.....................   41.38   20.03    9.15    3.82    1.40
   September 25, 2009.....................   37.80   17.13    7.24    2.76    0.87
   September 25, 2010.....................   34.41   14.60    5.70    1.97    0.51
   September 25, 2011.....................   31.20   12.39    4.45    1.37    0.26
   September 25, 2012.....................   28.16   10.43    3.45    0.93    0.10
   September 25, 2013.....................   25.27    8.72    2.65    0.61    0.00
   September 25, 2014.....................   22.53    7.24    2.00    0.37    0.00
   September 25, 2015.....................   19.92    5.95    1.49    0.19    0.00
   September 25, 2016.....................   17.45    4.83    1.08    0.06    0.00
   September 25, 2017.....................   15.09    3.87    0.75    0.00    0.00
   September 25, 2018.....................   12.85    3.03    0.49    0.00    0.00
   September 25, 2019.....................   10.68    2.31    0.29    0.00    0.00
   September 25, 2020.....................    8.60    1.69    0.13    0.00    0.00
   September 25, 2021.....................    6.61    1.16    0.01    0.00    0.00
   September 25, 2022.....................    4.71    0.70    0.00    0.00    0.00
   September 25, 2023.....................    2.89    0.31    0.00    0.00    0.00
   September 25, 2024.....................    1.34    0.02    0.00    0.00    0.00
   September 25, 2025.....................    0.26    0.00    0.00    0.00    0.00
   September 25, 2026.....................    0.00    0.00    0.00    0.00    0.00
   Weighted Average Life (years)*.........   10.40    6.57    4.57    3.41    2.67

--------
*The weighted average life of a Certificate is determined by (i) multiplying the net reduction, if any, of the Certificate Principal Balance by the number of years from the date of issuance of the Certificate to the related Distribution Date, (ii) adding the results, and (iii) dividing the sum by the aggregate of the net reductions of Certificate Principal Balance described in
(i) above.

 This table has been prepared based on the assumptions described in the fourth paragraph preceding this table (including the assumptions regarding the characters and performance of the Mortgage Loans, which differ from the actual characteristics and performance thereof) and should be read in conjunction herewith.

                           CHEVY CHASE BANK, F.S.B.

  The Seller is a federally chartered stock savings bank. The Seller's home office is located at 7926 Jones Branch Drive, McLean, Virginia 22102, and its executive offices are located at 8401 Connecticut Avenue, Chevy Chase, Maryland 20815. The Seller's telephone number is (301) 986-7000. The Seller is subject to comprehensive regulation, examination and supervision by the Office of Thrift Supervision ("OTS") within the Department of the Treasury and the FDIC. Deposits at the Seller are fully insured up to $100,000 per insured depositor by the Savings Association Insurance Fund ("SAIF"), which is administered by the FDIC.

  Based on unaudited results, at June 30, 1997, the Seller had consolidated assets of approximately $6.2 billion, deposits of approximately $4.8 billion and stockholders' equity of approximately $345.5 million. As a savings bank chartered under the laws of the United States, the Seller is subject to certain minimum regulatory capital requirements imposed under FIRREA. At June 30, 1997, the Seller's tangible, core, tier 1 risk-based and total risk-based regulatory capital ratios were 6.48%, 6.48%, 7.19% and 13.21%, respectively. As of such date, the Seller's capital ratios exceeded the ratios required under FIRREA as well as the standards established for "well-capitalized" institutions under the prompt corrective action regulations established pursuant to the Federal Deposit Insurance Corporation Improvement Act of 1991. The OTS has the discretion to treat a "well-capitalized" institution as an "adequately capitalized" institution for purposes of the prompt corrective action regulations if after notice and an opportunity for a hearing, the OTS determines that the institution (i) is being operated in an unsafe or unsound condition or (ii) has received and has not corrected a less than satisfactory examination rating for asset quality, management, earnings or liquidity.

  Legislation passed in 1996 requires the merger of the Bank Insurance Fund ("BIF") and the SAIF into a single Deposit Insurance Fund on January 1, 1999 but only if the thrift charter is eliminated by that date. Congress is considering legislation in various forms that would require federal thrifts, like the Seller, to convert their charters to national or state bank charters, and the House Banking Committee approved a version of such legislation on June 20, 1997. In the absence of appropriate "grandfather" provisions, such legislation could have an adverse effect on the Seller and its parent company, the B.F. Saul Real Estate Investment Trust (the "REAL ESTATE INVESTMENT TRUST"), because, among other things, the Real Estate Investment Trust engages in activities that are not permissible for bank holding companies and the regulatory capital and accounting treatment for banks and thrifts differs in certain significant respects. While the bill approved by the House Banking Committee contains grandfather provisions that address many of these issues, the Seller cannot determine at this time whether, or in what form, such legislation may eventually be enacted, and there can be no assurances that any such legislation that is enacted will contain adequate grandfather rights for the Seller or the Real Estate Investment Trust.

DELINQUENCY AND FORECLOSURE EXPERIENCE

  As of June 30, 1997, the Servicer provided servicing for approximately $1,865 million aggregate principal amount of residential mortgage loans. The Mortgage Loans are being serviced in Laurel, Maryland.

  The following table sets forth the delinquency and foreclosure experience by aggregate principal balance of the residential mortgage loans funded and serviced by Chevy Chase, as a percentage of all such mortgage loans, as of the dates indicated.

 CHEVY CHASE RESIDENTIAL LOAN PORTFOLIO DELINQUENCY AND FORECLOSURE EXPERIENCE
                            (DOLLARS IN THOUSANDS)

                                AS OF SEPTEMBER 30,              AS OF JUNE 30,
                          ----------------------------------  ----------------------
                             1994        1995        1996        1996        1997
                          ----------  ----------  ----------  ----------  ----------
Total Portfolio(/1/)....  $1,369,570  $1,391,694  $1,601,483  $1,500,534  $1,865,122
30-59 Days Past
 Due(/2/)...............       2,509         594       4,964       4,686       6,940
60-89 Days Past
 Due(/2/)...............         355       1,711         784       1,185       1,190
90 or more Days Past
 Due(/2/)...............       6,330       5,373       4,859       4,613       6,296
Total Delinquencies as a
 Percentage of Total
 Portfolio..............        0.67%       0.55%       0.66%       0.70%       0.77%
Foreclosures
 Pending(/3/)...........      $7,343      $5,699      $6,132      $5,789      $6,379

--------
(1) Excluding Real Estate Owned.

(2) Contractually past due.

(3) Are included in the appropriate delinquency bucket.

  There can be no assurance that delinquency and foreclosure experience on the Mortgage Loans will be similar. The information should not be considered to reflect the credit quality of the Mortgage Loans included in the Mortgage Pool, or as a basis for assessing the likelihood, amount or severity of losses on the Mortgage Loans. The statistical data in the table is based on all of the residential mortgage loans in Chevy Chase's servicing portfolio. The Mortgage Loans may have characteristics which distinguish them from the majority of the loans in Chevy Chase's servicing portfolio.

                                   SERVICING

SERVICING COMPENSATION AND PAYMENT OF EXPENSES

  The Servicer will be entitled to receive each month a Servicing Fee equal to one-twelfth of 0.375% per annum on the Principal Balance of each Mortgage Loan. The Servicing Fee relating to each Mortgage Loan will be retained by the Servicer from payments and collections (including insurance proceeds and liquidation proceeds) in respect of such Mortgage Loan. The Servicer will also be entitled to retain as additional servicing compensation all investment income earned on amounts on deposit in the Custodial Account and the Certificate Account, all default charges and all prepayment, late payment and assumption fees and certain other fees payable by a Mortgagor pursuant to the related Mortgage Note.

  The Servicer will pay all expenses incurred in connection with its responsibilities under the Pooling and Servicing Agreement (subject to reimbursement as described herein and in the Prospectus), including all fees and expenses payable to any Servicer and the various expenses discussed in the Prospectus. See "Description of the Certificates--Servicing by Unaffiliated Sellers" in the Prospectus.

ADVANCES

  On each Distribution Date, the Servicer will be obligated to advance (each, an "ADVANCE") any scheduled payments of principal and interest (net of the related Servicing Fee) that are delinquent as of the close of business on the preceding Determination Date at any time prior to the commencement of foreclosure proceedings with respect to such Mortgage Loan, but only if the Servicer determines that the amount so advanced will be recoverable from subsequent payments or collections (including insurance proceeds and liquidation proceeds net of liquidation expenses) in respect of the affected Mortgage Loan. Advances will be reimbursable from recoveries on the affected Mortgage Loan and, to the extent the Servicer determines that Advances will not be ultimately recoverable from related recoveries, from any funds on deposit in the Custodial Account and the Certificate Account. The Servicer will also be obligated to advance certain taxes and insurance premiums not paid by Mortgagors on a timely basis, but only to the extent deemed recoverable from the related Mortgage Loans. The Servicer's right of reimbursement out of such recoveries will be prior to the rights of the Class A Certificateholders to receive any amounts recovered with respect to such Mortgage Loans. See "Description of the Certificates--Advances" in the Prospectus.

                                  THE INSURER

  The following information has been supplied by MBIA Insurance Corporation (the "INSURER") for inclusion in this Prospectus Supplement.

  The Insurer is the principal operating subsidiary of MBIA Inc., a New York Stock Exchange-listed company. MBIA Inc. is not obligated to pay the debts of or claims against the Insurer. The Insurer is domiciled in the State of New York and licensed to do business in and subject to regulation under the laws of all 50 states, the District of Columbia, the Commonwealth of Puerto Rico, the Commonwealth of the Northern Mariana Islands, the Virgin Islands of the United States and the Territory of Guam. The Insurer has two European branches, one in the Republic of France and the other in the Kingdom of Spain. New York has laws prescribing minimum capital requirements, limiting classes and concentrations of investments and requiring the approval of policy rates and forms. State laws also regulate the amount of both the aggregate and individual risks that may be insured, the payment of dividends by the Insurer, changes in control and transactions among affiliates. Additionally, the Insurer is required to maintain contingency reserves on its liabilities in certain amounts and for certain periods of time.

  The consolidated financial statements of the Insurer, a wholly owned subsidiary of MBIA Inc., and its subsidiaries as of December 31, 1996 and December 31, 1995 and for each of the three years in the period ended December 31, 1996, prepared in accordance with generally accepted accounting principles, included in the Annual Report on Form 10-K of MBIA Inc. for the year ended December 31, 1996 and the consolidated financial statements of the Insurer and its subsidiaries for the six months ended June 30, 1997 and for the periods ending June 30, 1997 and June 30, 1996 included in the Quarterly Report on Form 10-Q of MBIA Inc. for the period ending June 30, 1997 are hereby incorporated by reference into this Prospectus Supplement and shall be deemed to be a part hereof. Any statement contained in a document incorporated by reference herein shall be modified or superseded for purposes of this Prospectus Supplement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus Supplement.

  All financial statements of the Insurer and its subsidiaries included in documents filed by MBIA Inc. pursuant to Section 13(a), 14 or 15(d) of the Securities Exchanges Act of 1934, as amended, subsequent to the date of this Prospectus Supplement and prior to the termination of the offering of the Class A Certificates shall be deemed to be incorporated by reference into this Prospectus Supplement and to be a part hereof from the respective dates of filing such documents.

  The tables below present selected financial information of the Insurer determined in accordance with statutory accounting practices prescribed or permitted by insurance regulatory authorities ("SAP") and generally accepted accounting principles ("GAAP").

                                                               SAP
                                                 -------------------------------
                                                 DECEMBER 31, 1996 JUNE 30, 1997
                                                 ----------------- -------------
                                                     (AUDITED)      (UNAUDITED)
                                                          (IN MILLIONS)
Admitted Assets.................................      $4,476          $4,824
Liabilities.....................................       3,009           3,259
Capital and Surplus.............................       1,467           1,565
                                                              GAAP
                                                 -------------------------------
                                                 DECEMBER 31, 1996 JUNE 30, 1997
                                                 ----------------- -------------
                                                     (AUDITED)      (UNAUDITED)
                                                          (IN MILLIONS)
Assets..........................................      $5,066          $5,408
Liabilities.....................................       2,262           2,412
Shareholder's Equity............................       2,804           2,996

  Copies of the financial statements of the Insurer incorporated by reference herein and copies of the Insurer's 1996 year-end audited financial statements prepared in accordance with statutory accounting practices are available, without charge, from the Insurer. The address of the Insurer is 113 King Street, Armonk, New York 10504. The telephone number of the Insurer is (914) 273-4545.

  The Insurer does not accept any responsibility for the accuracy or completeness of this Prospectus Supplement or any information or disclosure contained herein, or omitted herefrom, other than with respect to the accuracy of the information regarding the Policy and the Insurer set forth under the headings "Description of the Certificates--Certificate Guaranty Insurance Policy" and "The Insurer." Additionally, the Insurer makes no representation regarding the Class A Certificates or the advisability of investing in the Class A Certificates.

  Moody's Investors Service, Inc. rates the claims paying ability of the Insurer "Aaa."

  Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc. rates the claims paying ability of the Insurer "AAA."

  Fitch Investors Service, L.P. rates the claims paying ability of the Insurer "AAA."

  Each rating of the Insurer should be evaluated independently. The ratings reflect the respective rating agency's current assessment of the creditworthiness of the Insurer and its ability to pay claims on its policies of insurance. Any further explanation as to the significance of the above ratings may be obtained only from the applicable rating agency.

  The above ratings are not recommendations to buy, sell or hold the Class A Certificates, and such ratings may be subject to revision or withdrawal at any time by the rating agencies. Any downward revision or withdrawal of any of the above ratings may have an adverse effect on the market price of the Class A Certificates. The Insurer does not guaranty the market price of the Class A Certificates nor does it guaranty that the ratings on the Class A Certificates will not be revised or withdrawn.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  Two separate REMIC elections will be made with respect to the Trust Fund for federal income tax purposes (the REMICs formed thereby being referred to as "REMIC I" and "REMIC II", respectively). Upon the issuance of the Certificates, Orrick, Herrington & Sutcliffe LLP, counsel to the Depositor, will deliver its opinion generally to the effect that, assuming compliance with all provisions of the Pooling and Servicing Agreement, for federal income tax purposes, REMIC I and REMIC II will each qualify as a REMIC under Sections 860A through 860G of the Code.

  The assets of REMIC I will consist of the Mortgage Loans, any property received upon foreclosure of the Mortgage Loans, such assets as from time to time are deposited in the Custodial Account and in the Certificate Account, any hazard or other insurance policies with respect to the Mortgage Loans and any proceeds of such policies. For federal income tax purposes, (i) the separate non-certificated regular interests in REMIC I will be the "regular interests" in REMIC I and will constitute the assets of REMIC II, (ii) the Class R-I Certificates will be the sole class of "residual interests" in REMIC I, (iii) the Class A Certificates and Class S Certificates will be the "regular interests" in, and generally will be treated as debt obligations of, REMIC II, and (iv) the Class R-II Certificates will be the sole class of "residual interests" in REMIC II.

  For federal income tax reporting purposes, the Class A Certificates will not be treated as having been issued with original issue discount. The prepayment assumption that will be used in determining the rate of accrual of original issue discount, market discount and premium, if any, for federal income tax purposes will be based on the assumption that, subsequent to the date of any determination the Mortgage Loans will prepay at a rate equal to 18% CPR. No representation is made that the Mortgage Loans will prepay at that rate or at any other rate. See "Certain Federal Income Tax Consequences--REMICs--Taxation of Owners of REMIC Regular Certificates--Original Issue Discount" in the Prospectus.

  The Internal Revenue Service (the "IRS") has issued regulations (the "OID REGULATIONS") under sections 1271 to 1275 of the Code generally addressing the treatment of debt instruments issued with original issue discount. Purchasers of the Class A Certificates should be aware that Section 1272(a)(6) of the Code and the OID Regulations do not adequately address certain issues relevant to, or applicable to, prepayable securities bearing a variable rate of interest such as the Class A Certificates. In the absence of other authority, the Servicer intends to be guided by certain principles of the OID Regulations applicable to variable rate debt instruments in determining whether such Certificates should be treated as issued with original issue discount and in adapting the provisions of Section 1272(a)(6) of the Code to such Certificates for the purpose of preparing reports furnished to Certificateholders and the IRS. Because of the uncertainties concerning the application of Section 1272(a)(6) of the Code to such Certificates and because the rules relating to debt instruments having a variable rate of interest are limited in their application in ways that could preclude their application to such Certificates even in the absence of Section 1272(a)(6) of the Code, the IRS could assert that the Class A Certificates should be governed by some other method not yet set forth in regulations or should be treated as having been issued with original issue discount. Prospective purchasers of the Class A Certificates are advised to consult their tax advisors concerning the tax treatment of such Certificates.

  The Servicer believes that, if the Class A Certificates were determined to have been issued with original issue discount, a reasonable application of the principles of the OID Regulations to the Class A Certificates generally would be to report all income with respect to such Certificates as original issue discount for each period, computing such original issue discount (i) by assuming that the value of the applicable index will remain constant for purposes of determining the original yield to maturity of each such class of Certificates and projecting future distributions on such Certificates, thereby treating such Certificates as fixed rate instruments to which the original issue discount computation rules described in the Prospectus can be applied, and (ii) by accounting for any positive or negative variation in the actual value of the applicable index in any period from its assumed value as a current adjustment to original issue discount with respect to such period. See "Certain Federal Income Tax Consequences--REMICs--Taxation of Owners of REMIC Regular Certificates--Original Issue Discount" in the Prospectus.

  In certain circumstances the OID Regulations permit the holder of a debt instrument to recognize original issue discount under a method that differs from that used by the issuer. Accordingly, the holder of a Class A Certificate may be able to select a method for recognizing original issue discount that differs from that used by the Servicer in preparing reports to the Certificateholders and the IRS.

  The Class A Certificates will be treated as assets described in Section 7701(a)(19)(C) of the Code and "real estate assets" under Section 856(c)(5)(A) of the Code generally in the same proportion that the assets of the Trust Fund would be so treated. In addition, interest on the Class A Certificates will be treated as "interest on obligations secured by mortgages on real property" under Section 856(c)(3)(B) of the Code generally to the extent that such Class A Certificates are treated as "real estate assets" under Section 856(c)(5)(A) of the Code. Moreover, the Class A Certificates will be "qualified mortgages" within the meaning of
Section 860G(a)(3) of the Code. However, prospective investors in Class A Certificates that will be generally treated as assets described in Section 860G(a)(3) of the Code should note that, notwithstanding such treatment, any repurchase of such a Certificate pursuant to the right of the Servicer to repurchase such Class A Certificates may adversely affect any REMIC that holds such Class A Certificates if such repurchase is made under circumstances giving rise to a Prohibited Transaction Tax. See "Pooling and Servicing Agreement--Termination" herein and "Certain Federal Income Tax Consequences-- REMICs--Characterization of Investments in REMIC Certificates" in the Prospectus.

  For further information regarding federal income tax consequences of investing in the Class A Certificates, see "Certain Federal Income Tax Consequences--REMICs" in the Prospectus.

  For further information regarding the federal income tax consequences of investing in the Class A Certificates, see "Certain Federal Income Tax Consequences--REMIC Trust Funds" in the Prospectus.

                             ERISA CONSIDERATIONS

  Fiduciaries of employee benefit plans and certain other retirement plans and arrangements that are subject to ERISA or Section 4975 of the Code ("PLANS"), including, but not limited to, insurance company general or separate accounts, collective investment funds and other accounts in which "plan assets" of any Plan are invested, should review carefully the discussion under "ERISA Considerations" in the Prospectus and should consult with their legal advisers as to whether the purchase or holding of Class A Certificates could give rise to a transaction that is prohibited or not otherwise permissible under either ERISA or Section 4975 of the Code.

  The Depositor believes that the Class A Certificates will constitute an Exempt Series for purposes of applying PTCE 83-1. See "ERISA Considerations-Prohibited Transactions Class Exemptions" in the Prospectus. In addition, the purchase or holding of the Class A Certificates by or on behalf of, or with "plan assets" of, any Plan may be eligible for exemptive relief under the Underwriter's PTE, as described under "ERISA Considerations--Underwriter's PTE" in the Prospectus. The Underwriter believes that conditions (a) through
(d) to the availability of the Underwriter's PTE, as described under "ERISA Considerations--Underwriter's PTE" in the Prospectus, are satisfied with respect to the Class A Certificates and that condition (i) set forth therein is likely to be satisfied. Whether or not the other conditions of the Underwriter's PTE are met will depend upon the particular circumstances at the time the Class A Certificates are acquired by or on behalf of, or with "plan assets" of the Plan.

                                USE OF PROCEEDS

  The Depositor will apply the net proceeds of the offering of the Class A Certificates towards the simultaneous purchase of the Mortgage Loans from the Seller.

                             PLAN OF DISTRIBUTION

  The Depositor has entered into an underwriting agreement (the "UNDERWRITING AGREEMENT") with Credit Suisse First Boston Corporation, an affiliate of the Depositor, as underwriter (the "UNDERWRITER"). The Underwriting Agreement provides that the obligations of the Underwriter are subject to certain conditions precedent, and that the Underwriter will be obligated to purchase all of the Class A Certificates if any are purchased.

  The Underwriter has advised the Depositor that it proposes to offer the Class A Certificates from time to time for sale in one or more negotiated transactions or otherwise at prices to be determined at the time of sale.

The Underwriter may effect such transactions by selling the Class A Certificates to or through dealers and such dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Underwriter and any purchasers of the Class A Certificates for whom the Underwriter may act as agent.

  The Underwriter and any dealers that participate with the Underwriter in the distribution of the Class A Certificates may be deemed to be underwriters, and any discounts or commissions received by them and any profit on the resale of Class A Certificates by them may be deemed to be underwriting discounts or commissions, under the Securities Act of 1933, as amended.

  The Depositor has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or contribute to payments which the Underwriter may be required to make in respect thereof.

                                    EXPERTS

  The consolidated financial statements of MBIA Insurance Corporation and Subsidiaries as of December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996 incorporated by reference into this Prospectus Supplement have been audited by Coopers & Lybrand, L.L.P., independent accountants, as set forth in their report thereon, incorporated by reference herein in reliance upon the authority of such firm as experts in accounting and auditing.

                                 LEGAL MATTERS

  The legality of the Class A Certificates and the material federal income tax consequences of the Class A Certificates will be passed upon for the Depositor by Orrick, Herrington & Sutcliffe LLP, New York, New York. The legality of the Class A Certificates will be passed upon for the Underwriter by Orrick, Herrington & Sutcliffe LLP, New York, New York.

                                    RATINGS

  It is a condition to the issuance of the Class A Certificates that they be rated "AAA" by S&P and "Aaa" by Moody's. Such ratings are based on the claims paying ability of the Insurer. The ratings on mortgage pass-through certificates address the likelihood of the receipt by certificateholders of all distributions on the underlying mortgage loans to which they are entitled. Such rating opinions address the structural and legal aspects associated with the certificates, including the nature of the underlying mortgage loans. Ratings on mortgage pass-through certificates do not represent an assessment of the likelihood that principal prepayments will be made by mortgagors or the degree to which such prepayments might differ from those originally anticipated, and do not address the possibility that certificateholders might suffer a lower than anticipated yield.

  A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by the assigning rating organizations. Each security rating should be evaluated independently of any other security rating. In addition, a security rating does not address the frequency of prepayments of Mortgage Loans or the corresponding effect on yield to investors. See "Certain Yield and Prepayment Considerations" herein.

                                 INDEX OF TERMS

Advance......................................................... S-35
Agreement....................................................... S-27
Available Distribution Amount................................... S-5, S-23
Bankruptcy Proceeding........................................... S-26
BIF............................................................. S-34
Book-Entry Certificates......................................... S-21
Business Day.................................................... S-27
Certificate Account............................................. S-25
Certificate Principal Balance................................... S-21
Certificate Rate................................................ S-5, S-24
Certificateholders.............................................. S-1
Certificates.................................................... S-1, S-21
Chevy Chase..................................................... S-1
Civil Relief Act................................................ S-10
Civil Relief Act Shortfalls..................................... S-5
Class A Certificates............................................ S-1
Class A Interest Distribution Amount............................ S-5, S-23
Class A Principal Distribution Amount........................... S-24
Class R Certificates............................................ S-1, S-4, S-21
Class S Certificates............................................ S-1
Class S Interest Distribution Amount............................ S-25
Closed Loans.................................................... S-21
Commission...................................................... S-3
Convertible Mortgage Loans...................................... S-20, S-30
CPR............................................................. S-32
Custodial Account............................................... S-25
Debt Service Reduction.......................................... S-26
Deficiency Amount............................................... S-27
Deficient Valuation............................................. S-26
Definitive Certificate.......................................... S-11, S-21
Deleted Mortgage Loan........................................... S-29
Depositor....................................................... S-1
Determination Date.............................................. S-5, S-23
Distribution Date............................................... S-2
DTC............................................................. S-2
Due Date........................................................ S-5, S-23
Due Period...................................................... S-5, S-23
ERISA........................................................... S-12
Excess Overcollateralization Amount............................. S-26
FDIA............................................................ S-14
FDIC............................................................ S-14
Financial Intermediary.......................................... S-21
FIRREA.......................................................... S-14
Five Year Fixed Period Mortgage Loans........................... S-15
GAAP............................................................ S-37
Index........................................................... S-7, S-15, S-19
Insured Payment................................................. S-6, S-27
Insurer......................................................... S-1, S-36
Insurer Premium Amount.......................................... S-23
Insurer's Fiscal Agent.......................................... S-27

IRS.................................................................. S-38
Liquidated Loan...................................................... S-26
Maximum Mortgage Rate................................................ S-15
Maximum Net Mortgage Rate............................................ S-20
Minimum Mortgage Rate................................................ S-15
Minimum Net Mortgage Rate............................................ S-20
Modeling Assumptions................................................. S-31
Moody's.............................................................. S-1
Mortgage Loans....................................................... S-1
Mortgage Pool........................................................ S-1
Net Mortgage Rate.................................................... S-20
Note Margin.......................................................... S-7, S-15
Notice............................................................... S-27
OID Regulations...................................................... S-38
One Year Fixed Period Mortgage Loans................................. S-15
OTS.................................................................. S-34
Overcollateralization Deficit........................................ S-24
Overcollateralization Increase Amount................................ S-25
Overcollateralization Reduction Amount............................... S-26
Owner................................................................ S-27
Periodic Rate Cap.................................................... S-15
Plans................................................................ S-39
Policy............................................................... S-1
Pooling and Servicing Agreement...................................... S-4, S-14
Prepayment Interest Shortfall........................................ S-10
Prepayment Period.................................................... S-5, S-23
Principal Balance.................................................... S-23
Real Estate Investment Trust......................................... S-34
Realized Loss........................................................ S-26
Registration Statement............................................... S-3
REMIC................................................................ S-2
Replacement Mortgage Loan............................................ S-29
Required Overcollateralization Amount................................ S-25
Residual Certificates................................................ S-21
Rules................................................................ S-22
S&P.................................................................. S-1
SAIF................................................................. S-34
SAP.................................................................. S-37
Seller............................................................... S-1
Senior Certificates.................................................. S-4
Servicer............................................................. S-14
Servicing Fee........................................................ S-10
Servicing Fee Rate................................................... S-10, S-20
Seven Year Fixed Period Mortgage Loans............................... S-15
SMMEA................................................................ S-12
Stated Principal Balance............................................. S-21
Subordinated Certificates............................................ S-4
Ten Year Fixed Period Mortgage Loans................................. S-15
Three Year Fixed Period Mortgage Loans............................... S-15
Trust Fund........................................................... S-1, S-4
Trustee.............................................................. S-14
Trustee Fee.......................................................... S-10

Trustee Fee Rate.................................................... S-10, S-20
Underwriter......................................................... S-1, S-39
Underwriting Agreement.............................................. S-39

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NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFOR-
MATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS SUPPLE-MENT AND THE PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTA-TION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE DEPOSITOR OR BY THE UNDERWRITER. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTI-TUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURI-TIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE ANY SUCH OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PRO-SPECTUS SUPPLEMENT OR THE PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE SINCE SUCH DATE.

                                 ------------

                                     INDEX

                             PROSPECTUS SUPPLEMENT

Summary of Terms...........................................................  S-4
Risk Factors............................................................... S-13
Description of the Mortgage Loans ......................................... S-14
Description of the Certificates............................................ S-21
Certain Yield and Prepayment Considerations................................ S-30
Chevy Chase Bank, F.S.B. .................................................. S-34
Servicing.................................................................. S-35
The Insurer................................................................ S-36
Certain Federal Income Tax Consequences ................................... S-37
ERISA Considerations ...................................................... S-39
Use of Proceeds............................................................ S-39
Plan of Distribution....................................................... S-39
Experts.................................................................... S-40
Legal Matters.............................................................. S-40
Ratings.................................................................... S-40
Index of Principal Definitions............................................. S-41

                                  PROSPECTUS

Prospectus Supplement......................................................    2
Additional Information.....................................................    2
Incorporation of Certain Information by Reference..........................    2
Summary of Terms...........................................................    4
Risk Factors...............................................................   18
The Trust Fund.............................................................   23
The Depositor..............................................................   35
Use of Proceeds............................................................   35
Yield Considerations.......................................................   36
Maturity and Prepayment Considerations.....................................   38
Description of the Certificates............................................   40
Credit Support.............................................................   67
Description of Insurance...................................................   71
Certain Legal Aspects of the Mortgage Loans and Contracts..................   79
Certain Federal Income Tax Consequences....................................   99
ERISA Considerations.......................................................  122
Legal Investment...........................................................  127
Plan of Distribution.......................................................  128
Legal Matters..............................................................  129
Index of Terms.............................................................  130

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-------------------------------------------------------------------------------


                                 $728,241,524
                                 (Approximate)

                           CHEVY CHASE BANK, F.S.B.
                         MORTGAGE-BACKED PASS-THROUGH
                                 CERTIFICATES
                               SERIES 1997-CCB1
                                    CLASS A


                           CHEVY CHASE BANK, F.S.B.
                              Seller and Servicer


                          Credit Suisse First Boston
                           Mortgage Securities Corp.
                                   Depositor


                             PROSPECTUS SUPPLEMENT

                                CREDIT | FIRST
                                SUISSE | BOSTON

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